Exhibit 99.1

TECHNICAL SUMMARY OF A PORTFOLIO OF

PROJECTS OF PATTERN ENERGY GROUP INC.

Client	Pattern Energy Group Inc.
Contact	E. Daly
Document No.	701005-USSD-R-01
Issue	W
Status	Final
Classification	Client’s Discretion
Date	8 August 2013

Author	/s/ K. Elser
K. Elser, S. Hendricks, A. Golder, D. Bale, I. Fotsing, T. McNulty

Checked by	/s/ C. Elkinton
M. Hill, M. Rogers, C. Elkinton

Approved by	/s/ E. Tufts
E. Tufts

Garrad Hassan America, Inc.

Registered in America No. 94-3402236

Registered Office: 9665 Chesapeake Drive, Suite 435, San Diego, California 92123 USA

IMPORTANT NOTICE AND DISCLAIMER

1	This document is intended for the sole use of the Client as detailed on the front page of this document to whom the document is addressed and who has entered into a written agreement with Garrad Hassan America, Inc. (hereafter, “GL GH”), a GL Group (the “Group”) member issuing this document. To the extent permitted by law, neither GL GH nor any Group company assumes any responsibility whether in contract, tort including without limitation negligence, or otherwise howsoever, to third parties (being persons other than the Client), and no company in the Group other than GL GH shall be liable for any loss or damage whatsoever suffered by virtue of any act, omission or default (whether arising by negligence or otherwise) by GL GH, the Group or any of its or their servants, subcontractors or agents. This document must be read in its entirety and is subject to any assumptions and qualifications expressed therein as well as in any other relevant communications in connection with it. This document may contain detailed technical data which is intended for use only by persons possessing requisite expertise in its subject matter.

2	This document is protected by copyright and may only be reproduced and circulated in accordance with the Document Classification and associated conditions stipulated or referred to in this document and/or in GL GH’s written agreement with the Client. No part of this document may be disclosed in any public offering memorandum, prospectus or stock exchange listing, circular or announcement without the express and prior written consent of GL GH. A Document Classification permitting the Client to redistribute this document shall not thereby imply that GL GH has any liability to any recipient other than the Client.

3	This document has been produced from information relating to dates and periods referred to in this document. This document does not imply that any information is not subject to change. Except and to the extent that checking or verifying information or data is expressly agreed within the written scope of its services, GL GH shall not be responsible in any way in connection with erroneous information or data provided to it by the Client or any third party, or for the effects of any such erroneous information or data whether or not contained or referred to in this document.

KEY TO DOCUMENT CLASSIFICATION

Strictly Confidential	:	For disclosure only to named individuals within the Client’s organization.

Private and Confidential	:	For disclosure only to individuals directly concerned with the subject matter of the document within the Client’s organization.

Commercial in Confidence	:	Not to be disclosed outside the Client’s organization.

GL GH only	:	Not to be disclosed to non-GL GH staff

Client’s Discretion	:	Distribution for information only at the discretion of the Client (subject to the above Important Notice and Disclaimer and the terms of GL GH’s written agreement with the Client).

Published	:	Available for information only to the general public (subject to the above Important Notice and Disclaimer).

© 2013 Garrad Hassan America, Inc.

Document No. 701005-USSD-R-01	Issue: W	Final

CONTENTS

1	INTRODUCTION		14
	1.1	Summary of Project Portfolio	14

2	PROJECT PORTFOLIO OPERATIONS		16
	2.1	Construction Management	16
	2.2	Operational Business Structure	16
	2.3	Contractor Management	18
	2.4	Safety Procedures	18
	2.5	Operations Procedures	19
	2.6	Wind Farm Monitoring & Remote Operations	19
	2.7	Conclusion	20

3	GULF WIND PROJECT		21
	3.1	Introduction – Gulf Wind	21
	3.2	Project Summary – Gulf Wind	22
	3.3	Project Operations – Gulf Wind	25
	3.4	Operating Plans – Gulf Wind	30
	3.5	Conclusion – Gulf Wind	31

4	HATCHET RIDGE WIND PROJECT		33
	4.1	Introduction – Hatchet Ridge	33
	4.2	Project Summary – Hatchet Ridge	33
	4.3	Project Operations – Hatchet Ridge	37
	4.4	Operating Plans – Hatchet Ridge	41
	4.5	Conclusion – Hatchet Ridge	42

5	ST. JOSEPH WIND PROJECT		43
	5.1	Introduction – St. Joseph	43
	5.2	Project Summary – St. Joseph	44
	5.3	Project Operations – St. Joseph	47
	5.4	Operating Plans – St. Joseph	51
	5.5	Conclusion – St. Joseph	52

6	SPRING VALLEY WIND PROJECT		53
	6.1	Introduction – Spring Valley	53
	6.2	Project Summary – Spring Valley	54
	6.3	Project Operations – Spring Valley	57
	6.4	Operating Plans – Spring Valley	60
	6.5	Conclusion – Spring Valley	60

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7	SANTA ISABEL WIND PROJECT		62
	7.1	Introduction – Santa Isabel	62
	7.2	Project Summary – Santa Isabel	63
	7.3	Project Operations – Santa Isabel	67
	7.4	Operating Plans – Santa Isabel	68
	7.5	Conclusion – Santa Isabel	69

8	OCOTILLO EXPRESS WIND PROJECT		70
	8.1	Introduction – Ocotillo	70
	8.2	Project Summary – Ocotillo	71
	8.3	Project Operations – Ocotillo	74
	8.4	Operating Plans – Ocotillo	75
	8.5	Conclusion – Ocotillo	76

9	SOUTH KENT WIND PROJECT		77
	9.1	Introduction – South Kent	77
	9.2	Project Summary – South Kent	78
	9.3	Project Operations – South Kent	81
	9.4	Conclusion – South Kent	82

10	REFERENCES		83

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TABLE OF TABLES

Table 1-1:	Summary of the Project Portfolio	15
Table 3-1:	Gulf Wind Project Overview	21
Table 3-2:	Gulf Wind Project Availability	26
Table 3-3:	Gulf Wind Project Curtailment Losses	30
Table 4-1:	Hatchet Ridge Project Overview	33
Table 4-2:	Hatchet Ridge Project Availability	38
Table 5-1:	St. Joseph Project Overview	43
Table 5-2:	St. Joseph Project Availability	48
Table 6-1:	Spring Valley Project Overview	53
Table 6-2:	Spring Valley Project Availability	58
Table 7-1:	Santa Isabel Project Overview	62
Table 8-1:	Ocotillo Project Overview	70
Table 9-1:	South Kent Project Overview	77

TABLE OF FIGURES

Figure 2-1:	Pattern Operators Structure	17
Figure 3-1:	General Location and Layout of the Gulf Wind Project	22
Figure 4-1:	Hatchet Ridge General Project Location	34
Figure 4-2:	Hatchet Ridge Project Site Layout	35
Figure 5-1:	General Location and Layout of the St. Joseph Wind Project	44
Figure 6-1:	Spring Valley General Project Location	54
Figure 6-2:	Spring Valley Project Site Layout	55
Figure 7-1:	Santa Isabel General Project Location	63
Figure 7-2:	Santa Isabel Project Site Layout	64
Figure 8-1:	General Location and Layout of the Ocotillo Wind Project	71
Figure 9-1:	General Location and Layout of the South Kent Wind Project	78

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LIST OF ABBREVIATIONS

Abbreviation	Meaning
BOP	Balance of Plant
CMS	Condition Monitoring System
COD	Commercial Operation Date
EPC	Engineering, Procurement, and Construction
GL GH	Garrad Hassan America, Inc.
HH	Hub Height
IBC	International Building Code
IE	Independent Engineer
IEC	International Electrotechnical Commission
ISO	Independent System Operator
LD	Liquidated Damage
LGIA	Large Generator Interconnection Agreement
LVRT	Low-voltage Ride-through
MOMA	Management, Operations & Maintenance Agreement
MOR	Monthly Operating Report
OEM	Original Equipment Manufacturer
O&M	Operations and Maintenance
OSA	Operations Support Agreement
POI	Point of Interconnection
PAA	Project Administration Agreement
PPA	Power Purchase Agreement
PTC	Production Tax Credit
RCA	Root Cause Analysis
RD	Rotor Diameter
SCADA	Supervisory Control And Data Acquisition
SoC	Statement of Compliance
SMA	Service and Maintenance Agreement
TO	Transmission Owner
TSA	Turbine Supply Agreement
TSP	Transmission Service Provider
WPR	Work Progress Report
WTG	Wind Turbine Generator

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EXECUTIVE SUMMARY

Introduction

This Report presents a summary of the results of the technical due diligence review of a portfolio of seven projects (“Project Portfolio”). The scope of the Report is limited to a high-level summary of principle project contracts, engineering design and construction considerations, general turbine description and suitability, operations and project availability, and operating plans for the projects. GL GH notes that all wind projects are subject to inherent uncertainty in energy production based on wind and weather conditions, curtailment risk, and other factors which investors should consider before making an investment, and which are excluded from the scope of this Report.

Project Portfolio Overview

Project	Location	Offtaker	Capacity [MW]	Turbine Type	No. of WTGs	COD

Gulf Wind	Armstrong, Texas	Hedge/Merchant market	283.2	MWT95/2.4	118	July 2009[1]

Hatchet Ridge	Burney, California	Pacific Gas & Electric	101.2	Siemens SWT- 2.3-93	44	December 2010

St. Joseph	St. Joseph, Manitoba	Manitoba Hydro	138.0	Siemens SWT- 2.3-101	60	April 2011

Spring Valley	Ely, Nevada	NV Energy	151.8	Siemens SWT- 2.3-101	66	August 2012

Santa Isabel	Santa Isabel, Puerto Rico	Puerto Rico Electric Power Authority	101.2(2)	Siemens SWT- 2.3-108	44	December 2012

Ocotillo	Ocotillo, California	San Diego Gas & Electric Company	265.4	Siemens SWT- 2.37-108	112	December 2012 / July 2013(3)

South Kent	Municipality of Chatham-Kent, Ontario	Ontario Power Authority	270.2	Siemens SWT- 2.3-101(4)	124	March 2014(5)

1.	COD under the Hedge agreement.
2.	The Santa Isabel Project has a nameplate capacity of 101.2 MW, but is limited to a lower Maximum Injection Capacity by the terms of the Power Purchase and Operations Agreement (PPOA). See Section 7 for further discussion.
3.	COD for the first 94 WTGs was achieved in December 2012; Project COD including the final 18 turbines was achieved in July 2013.
4.	Turbines will be permanently de-rated to comply with noise requirements as discussed in Section 9 herein.
5.	COD target.

Portfolio Construction and Operations

The operation of the projects in the Project Portfolio is managed by Pattern Operators, Pattern’s asset management group. The specific operating entities vary by jurisdiction, and include Pattern Operators LP for US projects, Pattern Operators Canada ULC for Canadian projects, and Pattern Operators Puerto Rico LLC as well as Pattern Operators LP for Santa Isabel; GL GH refers to all of these entities as Pattern Operators herein. GL GH has evaluated the group’s operations, business planning, and procedures through meetings with the Pattern Operators staff both at the

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Houston Operations and Control Center (OCC) as well as site visits to each of the project sites. GL GH observed that Pattern Operators is a well-structured organization, made up of qualified and experienced personnel, which is competently managing Pattern’s operational projects.

During meetings, site visits, and subsequent discussions, GL GH has observed that Pattern Operators has formalized procedures to govern site safety and operations, implemented these procedures at the operational project sites, and incorporated them into the training plan for the site personnel. Pattern Operators has reported no OSHA reportable safety incidents with its own personnel in 2011-2013 and works closely with its subcontractors to address safety concerns at the sites. GL GH considers the IT and data management systems and procedures implemented by Pattern Operators in line with industry best practices. The business plan for the on-going expansion of Pattern Operators and continued improvement of processes and controls is being implemented at a good pace and appears to benefit from clear management direction and buy-in. While some organizational and procedural aspects are still being implemented, Pattern Operators has completed its initial organizational build-out and committed appropriate resources to establishing an operations team commensurate with the size of its fleet. Based on site visits and other analysis, GL GH considers that Pattern Operators has demonstrated competence at operating and managing wind energy projects.

Construction of projects in the Project Portfolio has been managed by Pattern’s construction management team, which is also responsible for completion of on-going construction of the South Kent project. GL GH has significant experience working with Pattern’s construction management team, including during construction of all operating projects in the Project Portfolio, and considers it a highly competent group which has proven itself capable of managing the project construction process. GL GH considers them capable of managing and completing construction at the South Kent project on time and within the overall allocated budget.

Gulf Wind Project

The Gulf Wind Project employs 118 Mitsubishi MWT95/2.4 turbines in Kenedy County, Texas, and has been operating since spring 2009. The Project is operated by Pattern Operators LP, with specific maintenance work conducted by subcontractors, including Mitsubishi as the turbine O&M contractor during the warranty term. The Project sells energy output to the ERCOT merchant market, with a portion of that energy output covered by a hedge agreement.

GL GH has reviewed documentation provided by the Sponsor and agrees that the MWT95/2.4 turbine is suitable for the Project site under operating conditions only (non-extreme wind). The location of the Project site near the coast of the Gulf of Mexico exposes it to several significant potential risks, including hurricane winds, significant potential for corrosion, and geotechnical risks. The Sponsor has partially mitigated these hazards through engineering analysis and design, maintenance practices, and insurance. The Project has implemented technical measures and reached settlements with ERCOT in order to comply with reactive power and frequency response requirements; such measures largely mitigate the risk of significant future compliance costs, and if further measures are necessary, GL GH expects these would be at a relatively low cost. GL GH has reviewed the other aspects of electrical and turbine foundation designs and found them to be generally acceptable.

The Project, including the WTGs and BoP facilities, appeared to be in generally good condition as of the last GL GH site visit in April 2013, and GL GH considers that technical issues are being properly addressed. There have been several notable unscheduled maintenance issues at the Project over the initial years of operation; however, most are considered typical for the initial years of wind project operation. Among these are several blade failures, which GL GH considers to represent a technical risk which can be mitigated through proper root cause analysis and implementation of corresponding countermeasures. Since Pattern’s acquisition of the Project, turbine and BoP availability have been in line with or above GL GH’s long-term assumptions. Overall Project availability since start of operations has averaged 94.0% and 94.9% since Pattern’s acquisition of the Project in early 2010.

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GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with historical Project costs and contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

Hatchet Ridge Project

The Hatchet Ridge Project employs 44 Siemens SWT-2.3-93 turbines near Burney, California, and has been operating since December 2010. The Project is operated by Pattern Operators LP, with specific maintenance work conducted by subcontractors, including Outland Energy Services as the post-warranty turbine O&M contractor. The Project sells energy output under a Power Purchase Agreement (PPA) with Pacific Gas & Electric.

GL GH has reviewed documentation provided by Siemens and agrees that the SWT-2.3-93 turbines with the cold climate package are suitable for the Project site. The Project has recently purchased and installed a Siemens control software upgrade called High Wind Ride-Through (HWRT) on the Project turbines to increase energy yield during periods of high winds. A statement from the certification body DNV offers comfort that use of HWRT does not represent a turbine suitability risk. GL GH additionally reviewed the electrical infrastructure and turbine foundation designs and found them to be acceptable.

The Project, including the turbines and BoP facilities, appeared to be in good condition as of the last GL GH site visit in April 2013, and GL GH considers that technical issues are being properly addressed. There have been few notable unscheduled turbine maintenance issues at the Project since start of operations, while electrical BoP damage related to severe winter weather was a major driver for Project downtime in 2010 and 2011. Such damage caused significant downtime to the Project transmission line; GL GH has reviewed the repairs and modifications conducted by the Project and anticipates that they will enable the system to better withstand ice and snow conditions. Overall, the Project has taken appropriate measures to mitigate the risk of such BoP damage.

BoP downtime resulting from high winds and accumulation and shedding of ice and snow has been a large contributor to reduced Project availability and unscheduled BoP maintenance costs. As a result, BoP availability has been somewhat lower than expectations. GL GH notes, however, that reported turbine availability has been higher than the value projected for mature operation, such that combined turbine and BoP availability is in line with GL GH expectations. Significant turbine icing downtime as well as lack of site access due to winter weather have also been drivers for overall downtime; the Sponsor indicates that such additional downtime has generally been consistent with its assumptions in the operating plans. Overall Project availability since start of operations has averaged 92.2%.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements and historical Project costs, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

St. Joseph Project

The St. Joseph Project employs 60 Siemens SWT-2.3-101 turbines in southern Manitoba and has been operating since spring 2011. The Project is operated by Pattern Operators Canada ULC, with specific maintenance work conducted by subcontractors, including Siemens as the current turbine O&M contractor. The Project sells energy output under a Power Purchase Agreement (PPA) with Manitoba Hydro.

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GL GH considers the SWT-2.3-101 turbine model to be relatively new, but based significantly on the proven technology of the SWT-2.3-93. GL GH has reviewed documentation provided by Siemens which indicated that the SWT-2.3-101 turbines with the cold weather package will operate within their design parameters given the predicted climatic conditions. GL GH additionally reviewed the electrical infrastructure and turbine foundation designs and found them to be acceptable.

The Project, including the turbines and BoP facilities, appeared to be in good condition as of the last GL GH site visit in April 2013. The principle technical issues encountered at the Project to date include substation equipment failures, a few turbine major component failures, and a number of more minor turbine issues. The Project has a large number of warranty claims outstanding with Siemens associated with end of warranty inspections.

Causes of downtime for the Project have included BoP equipment failures, grid outages, and some turbine retrofits and issues, including several main component replacements. BoP downtime was due primarily to substation equipment failures which have been addressed appropriately by the Sponsor to mitigate risk of future downtime. Reported turbine availability has exceeded expectations since start of operations; however, combined turbine and BoP availability has been somewhat less than GL GH expectations. Overall Project availability since start of operations has averaged 93.1%.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with historical Project costs and contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

Spring Valley Project

The Spring Valley Project employs 66 Siemens SWT-2.3-101 turbines near Ely, Nevada and has been operating since summer 2012. The Project is operated by Pattern Operators LP, with specific maintenance work conducted by subcontractors, including Siemens as the turbine O&M contractor during the warranty period. The Project sells energy output under a Power Purchase Agreement (PPA) with NV Energy.

GL GH considers the SWT-2.3-101 turbine model to be relatively new, but based significantly on the proven technology of the SWT-2.3-93. GL GH has reviewed documentation provided by Siemens and agrees that the SWT-2.3-101 turbine is suitable for the Project site. GL GH additionally reviewed the electrical infrastructure and turbine foundation designs and found them to be acceptable.

BoP and turbine availability during the initial operating period analyzed were above long-term GL GH assumptions, although overall Project availability in the initial months of operation was low due to startup testing-related downtime. No major component failures were reported during the period; most turbine downtime was attributable to scheduled turbine maintenance and converter issues which are being addressed under warranty. Overall Project availability since start of operations has averaged 92.0%.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. Given the brief operational period, GL GH has not undertaken a detailed review of historical Project costs.

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Santa Isabel Project

The Santa Isabel Project employs 44 Siemens SWT-2.3-108 turbines on the southern coast of Puerto Rico and has been operating since December 2012. The Project is operated by Pattern Operators Puerto Rico LLC and Pattern Operators LP, using Siemens as the turbine O&M subcontractor in the initial years. The Project sells energy output under a Power Purchase and Operating Agreement (PPOA) with the Puerto Rico Electric Power Authority.

GL GH considers the SWT-2.37-108 turbine model to be new, but based significantly on the proven technology of the SWT-2.3-93 turbine model. GL GH has reviewed documentation provided by Siemens as well as the Sponsor, and agrees that the SWT-2.3-108 turbine is suitable for the Project under operating conditions only (non-extreme winds). The location of the Project site exposes it to several significant potential risks including hurricane winds, moderate seismic activity, and corrosion; the Sponsor has partially mitigated these hazards through engineering analysis, implementation of technical measures, and insurance. GL GH has reviewed the Project civil and electrical designs and found them acceptable.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. Given the brief operational period, GL GH has not undertaken a detailed review of historical Project availability, maintenance history, or costs. Project availability has been greatly impacted by blade retrofit and repair activities; however, GL GH considers these are being appropriately addressed and that the corresponding low availability levels are not indicative of expected long-term operations.

Ocotillo Express Project

The Ocotillo Project employs 112 Siemens SWT-2.37-108 turbines in Imperial County, California. Of these, 94 turbines have been in operation since December 2012 and the remaining 18 turbines commenced operations in July 2013. The Project is operated by Pattern Operators LP, using Siemens as the turbine O&M subcontractor in the initial years. A Power Purchase Agreement (PPA) with San Diego Gas & Electric Company provides the Project a long-term source of revenue.

GL GH considers the SWT-2.37-108 turbine model to be new, but based significantly on the proven technology of the SWT-2.3-93 turbine model. Operation of the SWT-2.3-108 at 2.37 MW as planned for the Project is considered to be outside the certified design limits for the turbine which anticipate turbine power output of 2.3 MW. Siemens has stated that this up-rate to the turbine nameplate capacity was subject to Project-specific technical review and that it has experience up-rating 21 SWT 2.3-101 turbines at another project to 2.38 MW with no adverse impacts. GL GH considers this exceedance to entail a small risk to the design life of the turbine given this change has not been certified. GL GH has reviewed documentation provided by Siemens, and agrees that the SWT-2.3-108 turbine is suitable for the Project provided the required wind sector management is implemented. GL GH has reviewed the Project turbine foundation design and found it acceptable. GL GH has further reviewed the electrical design documentation and takes no exceptions. Harmonics measurements have commenced at the site and GL GH will review the results when available; the Sponsor reports that the transmission owner has noted no harmonics issues to date.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. Given the brief operational period, GL GH has not undertaken a detailed review of historical Project availability, maintenance history, or costs. Project availability has been greatly impacted by a blade failure and subsequent blade retrofit and repair activities; however, GL GH considers these are being appropriately addressed and that the corresponding low availability levels are not indicative of expected long-term operations.

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South Kent Project

The South Kent Project will employ 124 Siemens SWT-2.3-101 turbines in the municipality of Chatham-Kent in Ontario, and is anticipated to achieve commercial operations in March 2014. The Project will be operated by Pattern Operators Canada ULC, using Siemens as the turbine O&M subcontractor in the initial years. A PPA with the Ontario Power Authority provides the Project a long-term source of revenue. The PPA includes a Minimum Required Domestic Content level of 50%, which is consistent with current FIT contracts in Ontario.

GL GH considers the SWT-2.3-101 turbine model to be relatively new, but based significantly on the proven technology of the SWT-2.3-93. The turbines are nominally rated 2.3 MW, but will be permanently de-rated for compliance with noise requirements. GL GH has reviewed Siemens documentation and agrees that the Siemens SWT-2.3-101 turbine with 99.5 m hub height and cold weather version is suitable for the Project. GL GH has reviewed the Project civil design and considers it acceptable; review of the electrical infrastructure design is ongoing as documentation is provided. Construction of the Project is underway, with completion expected in March 2014.

GL GH reviewed a Project capital cost budget and considers that it generally represents the anticipated expenses for the Project and is in line with current industry expectations. GL GH has also reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates.

Portfolio Conclusion

Pattern’s project fleet is comprised of relatively new projects using turbines with proven technology, as well as some turbines which are slight evolutions of existing proven technology. The six operational projects in the fleet are managed by Pattern Operators, which will also manage the South Kent project upon its completion in early 2014.

GL GH considers that Pattern Operators maintains and operates the projects competently and within industry standards, including appropriate identification and resolution of sources of downtime. Technical issues have generally consisted of start-up problems typical of new projects and some more widespread failures of relatively minor components. Some issues with turbine major component failures have been experienced, but have generally been handled under turbine warranties. In addition, electrical BoP failures have impacted availability at some Projects. Pattern Operators has generally taken appropriate measures to mitigate the impact and future likelihood of such failures.

Reported turbine availability levels for the Gulf Wind, Hatchet Ridge, St. Joseph, and Spring Valley projects through June 2013 were in line with or better than GL GH expectations. Reported turbine availability has been well below GL GH expectations at Santa Isabel and Ocotillo through June 2013 due to blade retrofit activities; however, such availability levels are not expected to be indicative of long-term operations. BoP availability has been below GL GH expectations at Hatchet Ridge and St. Joseph; however, combined turbine and BoP availability at Hatchet Ridge is in line with GL GH expectations. The major drivers for such BoP downtime have been addressed appropriately and are not expected to be indicative of long-term operations. Additional downtime has been experienced at each of the projects in varying degrees due to turbine icing, curtailment, grid issues, and site access issues. The Sponsor indicates that such additional downtime has generally been consistent with its assumptions in the operating plans. The South Kent project is in the construction phase, with construction expected to be completed by early 2014.

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GL GH has reviewed the operating plans for the projects and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term. However, GL GH anticipates higher turbine O&M costs in later project years than Sponsor estimates and has recommended investor evaluation of stress cases to account for such disparity as well as increasing uncertainty in O&M costs for multi-megawatt turbines in later years.

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1	INTRODUCTION

At the request of Pattern Energy Group Inc. (“Pattern” or the “Sponsor”), Garrad Hassan America, Inc., a GL Group member, (hereafter ‘‘GL GH’’), has performed a high-level due diligence review of a portfolio of seven wind energy projects (the “Project Portfolio”) in various locations in the continental United States, Canada, and Puerto Rico. The technical due diligence report (the “Report”) will be used in the Sponsor’s financing of the Project Portfolio and is based significantly on due diligence reviews previously conducted by GL GH on the respective projects, as noted in each project section herein. GL GH notes that certain agreements and contracts discussed in this Report are made with other corporate entities other than Pattern Energy Group Inc. (e.g. Pattern Energy Group LP or Pattern Renewables Development Company LLC). The Sponsor has indicated, however, that all such agreements and contracts will be assigned to Pattern Energy Group Inc. as necessary; GL GH therefore refers to such other entities as “Pattern” in this Report and considers that investors may evaluate the need for any further diligence on this matter.

GL GH notes that the scope of the Report is limited to a high-level summary of principle project contracts, engineering design and construction considerations, general turbine description and suitability, operations and project availability, and operating plans for the projects. GL GH notes that all wind projects are subject to inherent uncertainty in energy production based on wind and weather conditions, curtailment risk, and other factors which investors should consider before making an investment, and which are excluded from the scope of this Report.

1.1	Summary of Project Portfolio

A brief summary of the projects in the Project Portfolio is given in Table 1-1 below. A more detailed discussion of each project is found in subsequent sections of this Report.

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Table 1-1: Summary of the Project Portfolio

Project	Location	Offtaker	Capacity [MW]	Turbine Type	No. of WTGs	COD

Gulf Wind	Armstrong, Texas	Hedge/Merchant market	283.2	MWT95/2.4	118	July 2009[1]

Hatchet Ridge	Burney, California	Pacific Gas & Electric	101.2	Siemens SWT- 2.3-93	44	December 2010

St. Joseph	St. Joseph, Manitoba	Manitoba Hydro	138.0	Siemens SWT- 2.3-101	60	April 2011

Spring Valley	Ely, Nevada	NV Energy	151.8	Siemens SWT- 2.3-101	66	August 2012

Santa Isabel	Santa Isabel, Puerto Rico	Puerto Rico Electric Power Authority	101.2(2)	Siemens SWT- 2.3-108	44	December 2012

Ocotillo	Ocotillo, California	San Diego Gas & Electric Company	265.4	Siemens SWT- 2.37-108	112	December 2012 / July 2013(3)

South Kent	Municipality of Chatham-Kent, Ontario	Ontario Power Authority	270.2	Siemens SWT- 2.3-101(4)	124	March 2014(5)

1.	COD under the Hedge agreement.
2.	The Santa Isabel Project has a nameplate capacity of 101.2 MW, but is limited to a lower Maximum Injection Capacity by the terms of the Power Purchase and Operations Agreement (PPOA). See Section 7 for further discussion.
3.	COD for the first 94 WTGs was achieved in December 2012; Project COD including the final 18 turbines was achieved in July 2013.
4.	Turbines will be permanently de-rated to comply with noise requirements as discussed in Section 9 herein.
5.	COD target.

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2	PROJECT PORTFOLIO OPERATIONS

GL GH has performed a detailed review of Pattern’s construction management team and Pattern Operators (Pattern’s asset management group) in order to gain an understanding of activities, processes, and communications. GL GH has reviewed company procedures and instructions, discussed their development and implementation, and held dialogue with Pattern on issues pertaining to operation and construction of the Project Portfolio and development of the Pattern Operators organization.

2.1	Construction Management

During project construction, Pattern’s in-house construction management team is responsible for overseeing BoP contractor and turbine supplier activities and ensuring that the construction schedule is met. Pattern’s construction team is made up of an engineering staff with decades of experience in power project construction, including roughly 2,600 MW of wind capacity at 25 different wind farms throughout the US, Puerto Rico, and Manitoba. The team has managed construction of wind farms using eight different BOP Contractors and four turbine suppliers. The team’s experience with Siemens turbines spans eight projects with over 1,000 MW installed; experience with Mitsubishi turbines spans six projects and 846 MW installed. Given Pattern’s goal to optimize project performance over the long term, the construction management team makes a point to integrate input from Pattern’s operations personnel throughout the project design process in order to build projects with optimal maintenance and equipment availability profiles. GL GH considers that for the Project Portfolio, Pattern has negotiated construction and services contracts with terms beneficial to the projects and in line with good industry practice.

GL GH has significant experience observing Pattern’s construction management team on 25 wind projects, including during construction of all projects in the Project Portfolio. Through GL GH’s work on technical diligence reviews and ongoing monitoring of projects during construction, GL GH has come to respect the Pattern construction management team as a highly competent group which has proven itself capable of managing the project construction process. Approximately two months of delays were encountered during construction of the Santa Isabel project’s interconnection facilities, and achievement of commercial operations was delayed at the Ocotillo project by approximately one month due to blade issues with the Siemens turbines; however, in each case Pattern took appropriate steps to minimize the impact on the overall Project commissioning and completion timeline while still addressing the associated technical issues. The other projects in the Project Portfolio were constructed in line with the construction schedules. Some additional costs were encountered during certain aspects of construction of the Santa Isabel and Ocotillo projects which were offset by savings in other areas in whole or in part. GL GH therefore considers Pattern capable of managing and completing construction at the South Kent project on time and within the overall allocated budgets. The Pattern team has demonstrated its ability to oversee BoP contractor and turbine supplier activities, troubleshoot and resolve technical issues during construction, and deliver projects generally on budget and on time.

2.2	Operational Business Structure

Pattern Operators is the project operation arm of the Pattern Energy business. Made up of more than 25 employees, the group is responsible for managing all aspects of project operation including project administration, oversight and management of turbine suppliers during warranty periods, post-warranty turbine maintenance, and balance of plant and site management. Pattern is committed to actively managing each Project site and does not turn over primary operational responsibility to the Turbine Supplier or a third-party service company. This is an operational strategy that GL GH has seen successfully implemented by other operators.

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Pattern Operators presently manages operations at the operational projects in the Project Portfolio: Gulf Wind, Hatchet Ridge, St. Joseph, Spring Valley, Santa Isabel, and Ocotillo. Pattern Operators employs a facility manager and assistant facility manager at each of these project sites to oversee contractors for turbine and BoP maintenance. This on-site staff is supported internally by a 24-hour Operations and Control Center (OCC) as well as safety, meteorology, environmental, engineering, real estate, IT, legal, regulatory compliance, and public relations functions based primarily out of the Houston office. Pattern Operators has advised that it will manage the operations of the South Kent project in similar fashion following COD. Figure 2.1 below depicts the Pattern Operators structure.

Figure 2-1: Pattern Operators Structure

Pattern Operators’ structure is centered on the facility manager for each project, who retains responsibility for profitability of the project and is compensated on the basis of overall financial performance. Based on the project’s performance as compared to pre-determined targets, the facility manager can earn bonus targets through a bonus incentive program which considers availability, safety, environmental and regulatory compliance, plant efficiency, and profitability.

When facility managers are hired (normally around 4 months prior to construction completion), they first spend up to four weeks at Pattern’s Houston office to familiarize themselves with the OCC, the various support structure groups, corporate and departmental goals and strategy, and company procedures and instructions. Once this training is completed, the new facility manager is sent to one of Pattern’s operating facilities to work with that project’s active facility manager in order to gain knowledge of field operations firsthand before being mobilized to their own project site. Thus, by the time a project achieves commercial operation, the assigned facility manager is sufficiently knowledgeable to smoothly transition into his position. Assistant facility managers follow a similar orientation and training process. GL GH has reviewed a training matrix provided by the Sponsor, which delineates specific and comprehensive training assigned to facility managers, assistant facility managers, and other personnel, and concludes that the safety and operational training content is consistent with good industry practice.

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2.3	Contractor Management

Pattern Operators relies heavily on contractors to perform site operations and maintenance activities. Efficient and effective management of contractors by Pattern Operators’ on-site staff is therefore a key element to the operational success of the projects. In order to address this challenge, the Pattern Operators team is heavily involved in the negotiation of equipment supply and maintenance contracts. The objective is to ensure that the relevant agreements impose Pattern’s operating procedures (especially safety and QA/QC procedures) onto the contractors and that work performed at site adheres to those procedures.

Pattern Operators has implemented a contractor pre-qualification procedure to review contractors’ safety practices, training, and history, and indicates that this procedure will be updated to include initial and subsequent annual analysis of financial, performance, and insurance history for each contractor and sub-contractor.

2.4	Safety Procedures

Pattern has emphasized site safety in developing its operations group. Pattern Operators employs a full-time Health and Safety Advisor to manage policy and procedures for the operations group and site contractors. Numerous activity procedures pertaining to topics such as fall arrest, climb safety, hot work, and confined space entry have been written, and applicable personnel have been trained. A safety management system formalizing the company’s overall approach to safety is in place. To drive continuous improvement, Pattern Operators collects and reports statistical safety performance data from each project on a monthly basis. Pattern Operators reviews key performance indicators including EHS framework performance, injuries, lost time rates, near misses, observations, and audit findings to identify areas for improvement. Pattern Operators reported no OSHA recordable safety incidents with its own personnel in 2011, 2012, and to date in 2013; only a small number of minor safety incidents were noted at the projects in operating reports during the periods reviewed. Pattern Operators works closely with its subcontractors to coordinate and align safely procedures and address concerns at the sites.

The rollout of a web-based safety learning system has been completed for all operational sites. This system is being used to track, perform, and manage basic safety and environmental training requirements for Pattern personnel. Pattern has indicated that safety training covering its corporate safety guidelines has been conducted for all internal personnel and that training of contractors is ongoing. GL GH has reviewed Pattern’s training matrix and considers it comprehensive. GL GH has further reviewed documentation of completed training provided by the Sponsor, which demonstrates that such training has been incorporated into the web-based learning system and that this system is in use. The project operating reports reviewed by GL GH demonstrate consistent performance of safety training at site.

The Sponsor has indicated that Pattern Operators’ site personnel review contractor Permit to Work forms and approve the permits before any work is allowed to proceed on site. A Job Safety and Environmental Analysis (JSEA) specifying risks related to the work is stapled to each Permit to Work form. All required permits for the work are individually listed on the form. For anything other than a local reset, a service report is required along with associated work permits. These service reports are stored in job books on site for reference after completion of the work. GL GH had the opportunity to view examples of work permits in the job books during its site visits in order to verify that this procedure was being followed.

Pattern Operators detailed several examples of work stopped due to the worker’s inability to supply the required work permits, which reflects an appropriate emphasis on operational safety. GL GH has additionally reviewed a climb safety certification procedure which the Sponsor has developed and implemented at the sites.

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GL GH considers that Pattern is fostering a culture of safety, and has instituted appropriate safety measures at the project sites.

2.5	Operations Procedures

Pattern Operators has been working to formalize and document site O&M procedures to ensure that site activities are conducted in a standardized manner and in accordance with the applicable procedures. GL GH considers that implementation of such procedures can reasonably be expected to improve safety, efficiency, and performance at site, and help codify Pattern Operators’ control of contractor activities. These procedures pertain to such activities as scheduled maintenance, call outs, high voltage condition assessment, and turbine start/stop. For instance, contractors cannot shut down turbines without first placing a call to the OCC in Houston. Pattern Operators has indicated that a comprehensive set of operational procedures has been completed, implemented at the operational project sites, and integrated into training for site personnel.

It was noted that while Pattern Operators appears to implement informal processes for Quality Assurance and Quality Control (QA/QC), a formal written Quality Assurance Program has not yet been developed. Pattern Operators has indicated that it currently relies primarily on the OEMs to perform this work per their own procedures, but has indicated that Pattern Operators’ site personnel do conduct informal spot checks of work done by the OEMs. There have been some issues with ensuring contractors perform sufficient QA/QC. GL GH notes proper QA/QC and associated documentation is considered best practice to ensure contractor work is of acceptable quality. Although Pattern is engaged with its contractors and has actively requested root cause analyses (RCA) for equipment failures where appropriate, the contractors have, in several instances, not followed formal RCA processes, which can complicate determination of any future risk of recurrence. Pattern has indicated awareness of the potential benefits of improvement in this area and has indicated that it has made Quality Assurance a topic of focus in discussions with contractors and, in particular, the turbine OEMs. Pattern has additionally engaged a third-party to conduct quality spot checks on turbines at its mainland US projects, with similar engagements for the Canada and Puerto Rico projects anticipated to be put in place later in 2013; GL GH considers such an arrangement beneficial.

2.6	Wind Farm Monitoring & Remote Operations

Pattern Operators uses a combination of manufacturer’s SCADA systems, GH SCADA and OSI Pi to perform real-time monitoring of the operational wind farms. All turbines are controlled by the OCC in Houston; the OCC provides remote resets, calculates key performance indicators and provides a variety of data analysis to the sites to support troubleshooting and optimize project performance. The operations team appears competent and knowledgeable at performing the required OCC tasks.

Pattern Operators utilizes the Ekho software platform to identify trends in historical SCADA data. Pattern Operators had previously been dependent on OEMs for much of this trending analysis; the use of Ekho has served to largely automate and streamline the process of monitoring key performance indicators (KPIs) and allocating downtime. Daily discussions are held between contractors and site managers to analyze downtime for the purpose of categorizing owner responsible versus manufacturer responsible faults.

Daily reports generated by each project site show availability, production, and power price. When viewing an example of such a report for Gulf Wind, GL GH noted that scheduled maintenance was being conducted during a specific period in the morning in order to minimize the impact on energy yield. Pattern Operators has indicated that maintenance tasks are coordinated daily with the O&M contractors and subcontractors in order to maximize profitability by avoiding downtime during periods of peak winds and energy pricing.

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Monthly reports are provided by the turbine service contractor for each project site following discussion with the site manager, and these reports are used to supplement the Pattern Operators monthly operating reports. The monthly reports provide KPIs as well as overviews of spare parts usage, faults, downtime allocation, work hours, miles driven, and safety and environmental issues.

2.7	Conclusion

During project construction, Pattern’s in-house construction management team is responsible for overseeing BoP contractor and turbine supplier activities and ensuring that the construction schedule is met. Pattern has extensive experience in managing the construction of wind farms and actively involves Pattern Operators in the design and construction phases to ensure a smooth transition into reliable operations. GL GH has significant experience working with Pattern’s construction management team, including during construction of all projects in the Project Portfolio. GL GH considers the team capable of managing and completing construction at the South Kent project on time and within the overall allocated budget.

The operation of the projects in the Project Portfolio is managed by Pattern Operators, Pattern’s asset management group. GL GH has evaluated the group’s operations, business planning, and procedures through meetings with the Pattern Operators staff both at the Houston Operations and Control Center (OCC) as well as site visits. GL GH observed that Pattern Operators is a well-structured organization, made up of qualified and experienced personnel, which is competently managing Pattern’s operational projects.

During meetings, site visits, and subsequent discussions, GL GH has observed that Pattern Operators has formalized procedures to govern site safety and operations, implemented these procedures at the operational project sites, and incorporated them into the training plan for the site personnel. Such training content and procedures are considered in line with good industry practice, as are the IT and data management systems and procedures implemented by Pattern Operators. The business plan for the on-going expansion of Pattern Operators and continued improvement of processes and controls is being implemented at an appropriate pace and appears to benefit from clear management direction and buy-in. While some organizational and procedural aspects are still being implemented, Pattern Operators has completed its initial organizational build-out and committed substantial resources to establishing an operations team commensurate with the size of its fleet. Based on site visits and other analysis, GL GH considers that Pattern Operators has demonstrated competence at operating and managing wind energy projects.

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3	GULF WIND PROJECT

3.1	Introduction – Gulf Wind

The Gulf Wind Project (referred to within this Section as the “Project”) is located in Kenedy County, Texas, adjacent to the Gulf of Mexico. The 283 MW Project has been operating since spring 2009. An overview of the Project is provided in Table 3-1.

Table 3-1: Gulf Wind Project Overview

Location	Kenedy County, Texas

Energy Purchase Arrangements	Hedge/Merchant market

Operator	Pattern Operators LP

Capacity [MW]	283.2

Turbine Type	Mitsubishi MWT95/2.4

No. of Turbines	118

Turbine Warranty Expiration	November 2014

Turbine O&M Agreement	Service and Maintenance Agreement (SMA) with Mitsubishi Power Systems, Americas Inc., expiring November 2014

COD	July 2009(1)

1.	COD under the hedge agreement.

GL GH conducted a pre-construction technical due diligence review as well as construction monitoring activities for the Project and reported its results in the Gulf Wind IE Report [1] and Gulf Wind Project Construction Supplement [2]. GL GH also inspected the operational Project in September 2011 and April 2013 and has been engaged by the Sponsor at various times since start of operations for review of specific technical issues related to the Project. The results of such previous work have been utilized to inform the current Report.

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3.2	Project Summary – Gulf Wind

3.2.1	Appreciation of Site

The Project is located west and inland of the Padre and Calabazas Islands in southern Texas, along the Gulf of Mexico. The terrain is generally flat with some wetlands and stationary and drifting sand dunes. The 118 turbines are arranged in strings oriented on southwest to northeast diagonals, perpendicular to the prevailing wind coming off the Gulf of Mexico.

Legend
Phase I Turbine Location
Met Tower
0 0.5 1 2 Miles
TEXAS
Austin
Houston
San Antonio
Brownsville
Monterrey

Gulf Wind, TX Project

Figure 3-1: General Location and Layout of the Gulf Wind Project

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3.2.2	Interconnection and Power Purchase Agreements

The grid interconnection for the Project is provided under an Interconnection Agreement (IA) with AEP Texas North Company [4]. The IA delineates technical requirements for interconnection as required by ERCOT; interconnection studies confirmed that the Project met transient stability and fault current requirements, although the potential for subsynchronous interaction between the wind farm generators and the series compensated Ajo-Rio Hondo 345 kV transmission line was identified as a risk. Section 3.2.6 discusses interconnection compliance of the electrical design.

The Project sells energy into the grid at merchant rates and does not have a Power Purchase Agreement. The Sponsor has indicated that approximately 58% of Project output is hedged via a fixed-for-floating arrangement with certain financial institutions. GL GH has not reviewed the hedge agreement since it is a financial instrument which does not impose technical requirements on the Project.

3.2.3	Construction Contracts

The wind turbines and associated equipment for the Project were supplied and commissioned by Mitsubishi Power Systems, Americas Inc. (“Mitsubishi” or “MPS”) and warranty coverage of the works and equipment is provided under a separate Warranty, Performance Test and Availability Guaranty Agreement with Misubishi Power Systems, Americas Inc. [5] which expires in November 2014. Key provisions of the warranty agreement include a defect warranty, serial defect warranty, availability guarantee, limitations of liability, and escrow provisions. Aside from a relatively low availability guarantee level, GL GH considers these provisions to be in line with industry standards.

The BoP design and construction were performed by RES Construction, LP, which is recognized as an experienced contractor for BoP construction. The warranty associated with this work has since expired.

3.2.4	Operation and Maintenance Contracts

The Project entered a Wind Turbine Maintenance and Service Agreement (the “SMA”) [6] with Mitsubishi Power Systems, Americas, Inc. The SMA includes scheduled turbine maintenance, operational reporting, and on-site spare parts during the term, and expires in November 2014. GL GH considers the SMA to be in line with industry standards.

Asset management, administrative and financial reporting, and budget oversight for the Project are provided under a Project Administration Agreement (PAA) between Pattern Operators LP and the Project [7]. A Management, Operations, and Maintenance Agreement (MOMA) with Pattern Operators LP similarly covers the management, operation, and maintenance of the Project. GL GH considers the scope of the agreements acceptable and in line with industry expectations; the associated fees are at the high end of the range typically observed, but are reflected in the Project operating plans.

3.2.5	Wind Turbine Design and Suitability

The Project employs 118 Mitsubishi Heavy Industries (MHI) MWT95/2.4 turbines with an 80 m hub height. The MWT95/2.4 turbine is a 3-bladed, horizontal axis, upwind variable speed, pitch regulated turbine, which incorporates mostly evolutionary changes from prior models, the exception being an advanced pitch control algorithm.

The MWT95/2.4 was awarded an A-design certification by Germanischer Lloyd (GL) in July of 2008, certification number DAA-GL-004-2008 Rev1. The Statement of Compliance (SoC) was obtained in accordance to IEC 61400

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Part 1 edition 2. GL GH expects the MWT95/2.4 turbine to achieve a long-term technical turbine availability of 95.0%, assuming proper maintenance is performed. GL GH notes that Pattern’s reported turbine availability at the Project has exceeded this level.

GL GH has reviewed documentation provided by the Sponsor in evaluating the suitability of the MWT95/2.4 for the Project. GL GH accepts the suitability of the MWT95/2.4 turbine for the Project site under operating conditions only (non-extreme wind).

The location of the Project site near the coast of the Gulf of Mexico exposes it to several significant potential risks, including hurricane winds, significant potential for corrosion, and geotechnical risks such as erosion and soil liquefaction. These occurrences could result in damage to the turbines and other equipment. GL GH is of the opinion that proper design and implementation of technical measures could partially mitigate the impact of these potential risks.

The Sponsor has partially mitigated these risks through engineering analysis and maintenance practices. Geotechnical risks were accounted for in the foundation design (see Section 3.2.6 below) and erosion and scour control are conducted as part of BoP maintenance. Corrosion is also being addressed via on-going maintenance, including remedial tower painting. The turbine towers and foundations were designed to IBC requirements, as was confirmed by a detailed analysis performed by a third-party engineering consultant. The extreme wind conditions to which MWT95/2.4 turbines are certified, however, are well below the International Building Code (IBC) requirements applicable to the Project site. GL GH notes that, aside from a 1.5 m extension to the blades, the MTW95/2.4 turbine is identical to the Class I MWT92/2.4 turbine which is certified to an extreme 3-second gust which is only slightly below the IBC requirement. It is possible, however, that hurricane winds exceeding those for which the turbine and tower were analyzed could occur at the site, or that the yaw systems do not function appropriately under extreme conditions, resulting in damage to the blades, hubs, nacelles, or towers.

The Sponsor has further indicated that some of these risks will be covered by insurance. GL GH cannot comment on the adequacy of such insurance.

3.2.6	BoP Design

The Project civil and electrical works were designed and constructed by RES Construction, LP under the BOP Agreement.

The Project turbines are supported on octagonal, shallow concrete gravity foundations (spread footings). The turbines are anchored to the foundation at the tower base flange using a conventional arrangement (two concentric rings) of tensioned anchor bolts anchored to an annular steel ring embedded in the foundation base. A geotechnical study of the Project site identified sand dune migration, flooding, erosion and scour of supporting soil materials and liquefaction of sand underlying the spread foundations as potential hazards. These risks were evaluated in the context of the design review and found to be adequately addressed. GL GH found the foundation stability for the given design loads to be satisfactory. Normal operating and normal extreme wind foundation loading parameters were provided by MHI. With regard to extreme wind conditions (e.g. hurricanes), the foundation loads used to specify the wind loading on the foundation were provided by an engineering consultant that analyzed building code compliance of the turbine towers. The engineering consultant provided the extreme wind tower base overturning moment for the design wind speed known to be applicable at the project site per the building code; this input was used by RES in designing the foundations. GL GH confirms that the foundation design appropriately reflects such overturning moments, which include anticipated hurricane loading conditions above the IEC class wind loads. GL GH notes that turbine suppliers typically provide such overturning moments based on hurricane wind loading, and GL GH considers such an arrangement to be preferable. However, given that MHI was unwilling to produce such extreme loads, GL GH considers that the Sponsor took reasonable steps to address the issue.

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The electrical design includes two GE Prolec 34.5/345 kV 90/120/150 MVA main transformers fed by two open air busses. Each bus has five 1200 A, 34.5 kV breakers; four are used for collection system feeders and one used to switch a capacitor bank. A 345 kV, 16-mile transmission line connects the Project substation to the Rio Hondo – Nelson Sharpe transmission line. GL GH found the electrical and foundation designs generally acceptable.

In 2009 ERCOT issued new reactive power requirements (PRR 830) for wind power generation. Designs of many wind projects, including the Gulf Wind Project, could not comply with the new reactive power requirements. An amendment to PRR 830 was therefore proposed and accepted which altered power factor requirements to a graphically triangular reactive power curve achievable by the Project in conjunction with new reactive power compensation equipment. GL GH reviewed the ERCOT letter confirming this approval. The Sponsor procured the additional equipment beginning in fall 2012 and was largely complete with installation as of April 2013, although completion is now expected in August 2013 due to delays encountered in procurement and installation. The Sponsor reports the executed EPC contract has a value of $3.7 million. The Sponsor has budgeted for a total cost, including contingency, legal costs, and project management, of $4.8M, and expects to complete the upgrades under budget.

In 2009, ERCOT issued a directive regarding primary frequency response requirements (PRR 833) for certain wind power generation units which included the Gulf Wind Project. A settlement agreement between ERCOT and the Project waives these requirements for the Project; however, the settlement agreement permits ERCOT at some point in the future to require the Project to install alternate measures, such as over-frequency relays, that would approximate primary frequency response above 60.1 Hz. Based on review of the settlement agreement alone, GL GH considers that such potential alternate measures would be unlikely to require significant equipment or control changes and would therefore be expected to be relatively low cost. GL GH notes that further information on such future requirements would be necessary in order to draw specific conclusions on the technical implementation and associated costs.

3.2.7	Project Construction and Completion

GL GH staff visited the Gulf Wind site nearly two dozen times during construction and concluded that the Project was satisfactorily constructed in accordance with industry standards, equipment installation documentation, and design documentation.

Groundwater was encountered during foundation excavation resulting in additional subgrade removal and use of fill; however, foundation subgrade test results met Project requirements. Also, the future risk of flooding due to heavy rains and or storm surge led to protective measures being implemented at approximately 20% of turbines. This included seeding vegetation and installing rings of gravel around the turbine base.

Commercial Operation under the Interconnection Agreement was declared in April 2009 and COD under the hedge agreement was achieved in July 2009.

3.3	Project Operations – Gulf Wind

GL GH has undertaken a high-level review of the Project’s operational history based on site visits, interviews with Project site staff, review of monthly operating reports (MOR), and review of other Sponsor-provided information.

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Pattern has a Facility Manager and an Assistant Facility Manager on site. Mitsubishi’s on-site staff includes a supervisor, a warehouse manager, an administrative assistant, and approximately twenty technicians. The Project subcontracts locally for required BoP maintenance.

Pattern manages the Project proactively and effectively, and appears to have constructive working relationships with its subcontractors, including Mitsubishi.

3.3.1	Project Performance

GL GH has reviewed monthly operating reports (MOR) for the Project along with a summary of Project availability performance. Table 3-2 summarizes historical Project availability as reported by the Sponsor for the period since acquisition of the Project by Pattern in 2010; GL GH has not independently verified the reported figures or the method and mechanics of their calculation.

Table 3-2: Gulf Wind Project Availability

Quarter	Turbine Availability [%]	BoP Availability [%]	Project Availability[2] [%]
Q2 2010	95.5	99.9	93.9
Q3 2010	96.4	99.3	93.4
Q4 2010	97.5	100.0	95.8
Q1 2011	95.8	100.0	93.9
Q2 2011	91.7	98.9	89.8
Q3 2011	98.4	99.2	96.3
Q4 2011	95.3	99.1	93.2
Q1 2012	97.3	99.4	96.6
Q2 2012	96.8	100.0	96.7
Q3 2012	97.8	98.7	96.4
Q4 2012	97.5	100.0	96.7
Q1 2013	97.4	100.0	97.2
Q2 2013	94.5	99.4	93.7

Period Total / Average	96.3	99.5	94.9

1.	Quarterly averages calculated from figures reported in the historical Project availability summary provided by the Sponsor.
2.	Project availability reflects downtime associated with icing, high/low temperatures, site access, grid disturbances, curtailment and other downtime not attributable to turbine or BoP scheduled and unscheduled maintenance.

Project availability in the total period since start of operations in spring 2009 averaged 94.0%; however, GL GH notes that no breakdown of availability figures was provided prior to Pattern’s acquisition of the Project in 2010. Since Pattern’s acquisition of the Project, total availability has averaged 94.9% including the impact of curtailment, weather downtime, and other issues, which accounted for a loss factor of 99.0% in this period. GL GH notes that reported turbine and BoP availability in the same period have been in line with or above GL GH’s long-term assumptions.

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3.3.2	Project Maintenance History

In order to evaluate maintenance issues encountered at the Project, GL GH has reviewed documentation and information provided by the Sponsor, conducted site visits and reviewed on-site documentation, and discussed questions and results of the analyses with the Sponsor. Although turbine and BoP availability have been in line with or above expectations, a variety of technical issues have caused equipment downtime; the principle drivers for such downtime came as a result of the maintenance actions and technical issues discussed below.

•

Scheduled Maintenance: Routine turbine maintenance has been completed, with slight delays noted in past maintenance cycles due to scheduled service stand-downs during peak production periods. Such stand-downs serve to maximize Project availability during periods of high production and energy pricing and are therefore seen as beneficial to the Project. Scheduled BoP maintenance has been completed as scheduled.

•

Turbine Transformer Failures: The Project turbines have up-tower, medium voltage transformers from two different suppliers; the Project has experienced 14 failures of transformers from one supplier in 2009-2011 and one additional failure from this same supplier in 2013. Mitsubishi has agreed to replace the remaining transformers from this supplier starting in September 2013 and continuing until projected completion in April 2014.

•

Lightning Damage to Blades: The Project has recorded 43 incidents of blade damage due to lightning, the majority of which have been repaired up-tower (only one blade has required replacement due to lightning damage), with associated downtime of several days and cost of around $20,000 per incident. Mitsubishi has agreed to repair previous blade lightning damage and install lightning diverter strips on all blades starting in September 2013 and continuing until projected completion in November 2014. GL GH considers that installation of diverter strips (which are standard in later versions of the turbine model) may be a reasonable means of mitigating the risk of blade damage from lightning, although further information would be required to gain full comfort.

•

Generator Failures: Rotor cable connectors on 14 generators have failed at the Project through July 2013. GL GH reviewed a root cause analysis (RCA) which addressed nine of these failures and concluded that the root cause was resonance in the rotor. The RCA indicates that the failure is confined to generators of the original design; the generator design has since been revised to resolve this issue, and the new version of the generator has apparently not experienced this failure mode. The Project has stated that 89 of the 118 turbines at Gulf Wind have the original design and require a warranty retrofit. The design of this retrofit is currently being tested by the generator manufacturer; implementation of the retrofit is foreseen for fall 2013. Pending successful testing of the countermeasure, GL GH takes no exception to the RCA or the implementation of the countermeasure.

•

Sub Synchronous Resonance (SSR): Sub Synchronous Resonance (SSR) or Sub Synchronous Control Interaction (SSCI) is a phenomenon which can occur when wind generation facilities are connected in a transmission system where series capacitors are used for reactive power compensation. The Project experienced such an event in October 2009, which caused a forced outage and damage to multiple turbines’ crowbar systems. The Sponsor has indicated that MPS has made firmware updates to reduce the likelihood of recurrence and that no issues have been encountered since October 2009. GL GH reviewed MPS documentation indicating that new turbine firmware was installed to protect the smart crowbar from sub-synchronous resonance issues. The MPS engineering sheet described the firmware change and related upgrades to peripheral smart crowbar components, but did not specifically indicate that testing or simulation

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was conducted, although simulation is likely to have been completed by MPS in conjunction with firmware development. While it is unclear whether or not an SSR event has occurred since the 2009 event which would explicitly demonstrate effectiveness of the firmware change, GL GH considers that multiple outages of the applicable transmission line (associated with SSR events at the Project) have likely occurred during this period with no issues noted, and therefore concludes that the Project has implemented reasonable measures to mitigate the risk of turbine damage from SSR events.

•

Power Converter Software Issues: In 2011, the Project substation tripped due to an overvoltage on the DC bus, resulting in a shutdown of all turbines on site and damage in the power converter cabinets of 11 turbines. A firmware update was installed on all Project turbines, but was followed by harmonic distortion issues. A subsequent firmware update was installed in January 2012 and the Sponsor has indicated that no harmonics issues have been noted since that time. GL GH reviewed an MPS engineering sheet for each of the firmware changes. The last engineering sheet notes the 7th harmonic performance was changed by the enhancement and recommends upgrade for all WTGs in its fleet. GL GH considers that approximately 1.5 years of Project operation since the January 2012 firmware change without further harmonics issues provide reasonable indication that the firmware change effectively addressed the power converter software issues. GL GH requested and reviewed a harmonics monitoring report for measurements taken from late January 2012 through February 2012. The report indicates harmonics were within normal ranges typically present at large wind projects. GL GH considers the harmonics measurements, taken together with the lack of any harmonics issues reported by the Sponsor or transmission owner indicates that power converter firmware changes have reasonably mitigated the noted harmonics issues.

•

Gear Oil Pump Failures: The Project had ongoing problems with failing gear oil system pumps from a low-quality manufacturer with the result that all Project turbines were retrofit with pumps from a different manufacturer. Approximately 24 failures of the replacement pumps were reported within two years of operation, all of which were on an older design iteration of the replacement pump and were replaced under warranty. The Sponsor reports that all pumps of the older design have now been replaced, greatly reducing the failure rate of the pumps.

•

Accumulator Low Pressure Faults: During early years of operation the Project experienced a high frequency of low-pressure alarms for accumulators during cold weather events apparently caused by leaking hoses in the system. Leaking hoses have been replaced or tightened and preventative maintenance is now being implemented, greatly decreasing the frequency of such faults. While this issue can cause significant downtime, turbine protection systems are in place that would prevent any component failure because of this issue. Therefore, GL GH does not consider it to be a significant risk for the Project.

•

Main Bearings: The main bearing on turbine T-74 was replaced in December 2010. All other main bearings at the Project have been checked with no further damage reported. MPS has claimed that the T-74 failure was attributable to issues during Project construction, which GL GH considers plausible.

•

Blade Failures: In January 2011, a crack was observed on a blade on turbine T-45 and the blade was subsequently replaced. In June 2012, a blade on turbine T-94 failed at the root and fell to the ground during operations in June 2012. A new blade was installed under warranty and the turbine was returned to service within the month. A sample of other Project blades were inspected and subjected to non-destructive testing, with no abnormalities identified. MPS concluded that the T-94 failure was an isolated manufacturing issue. In late May 2013, a blade on T-92 failed, also falling to the ground; all three blades on this turbine were subsequently replaced. Initial reports indicate that the cause appears similar to the T-94 failure; a full RCA from MPS is expected in August 2013. GL GH is unable to comment on the risk that similar blade failures may occur based on the information provided to date. MPS is inspecting all Project blades and implementing additional software safeguards based on signals from strain gauges in the blades. In the course of inspections, cracking between the shear web and blade shell (apparently unrelated to the above failures) has been discovered in 13 turbines, and is being repaired by MPS under warranty.

•

Other issues: A variety of other issues have been reported at the Project, but are not considered to represent significant risks to future operations. These include two isolated blade bearing issues, converter power supply failures caused by excess condensation during a Project outage, and electrical collection system faults attributable to T-body connection failures.

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In summary, there have been several notable unscheduled maintenance issues at the Project over the initial years of operation. GL GH considers that the Project has implemented reasonable measures to mitigate the risk of turbine damage from SSR events. GL GH considers that further blade failures represent a technical risk which can be mitigated through proper root cause analysis and implementation of corresponding countermeasures. The other issues noted above are considered typical for the initial years of wind project operation and GL GH considers that they should represent low risk to the Project provided that proper maintenance procedures continue to be implemented.

3.3.3	Site Inspection

GL GH last visited the Project in April 2013 and found the condition of the Project to be generally good. The Project was observed to be functional at the time of the site visit, with nearly all turbines producing electricity.

GL GH performed a turbine inspection on randomly-selected turbine T-122. The interior of the turbine showed signs of wear and tear, including oil and hydraulic fluid leaks, chipped paint, and dirt; however, GL GH found the MPS turbine technicians competent in their work and diligent in their efforts to maintain turbine cleanliness. Corrosion appears to be an on-going challenge on both the interior and exterior of many turbines, especially on anchor bolts and on the tower near the flanges. The Project has indicated that Mitsubishi will sand blast and repaint all affected areas of the towers under the current warranty. GL GH anticipates that on-going corrosion maintenance will be required throughout the life of the Project. GL GH observed that the Project SCADA system was operational.

Crane pads, turbine access roads and other Project roads, the O&M building, site vehicles and equipment appear in good condition. Erosion problems previously noted by GL GH have been rectified and future scour potential has been mitigated by replacing native sand backfill with caliche to improve scour protection.

3.3.4	Curtailment Directives Received

Starting February 2010, the Project began noting curtailment in the monthly operating reports. During periods of curtailment, the turbines are either partially de-rated or fully curtailed.

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GL GH previously conducted a detailed analysis of the energy loss due to external curtailment during the period of April 2010 to December 2011 based on SCADA data provided by the Sponsor. A summary of the historical curtailment in the analyzed period is presented in Table 3-3. The percentage of lost energy due to external curtailment was derived by dividing the curtailed energy by the sum of the curtailed energy and actual production.

Table 3-3: Gulf Wind Project Curtailment Losses

	Curtailment Loss
Month	[MWh]	[%]
Q2 2010	1045.0	0.4
Q3 2010	29.0	0.0
Q4 2010	1427.0	0.7
Q1 2011	3574.0	1.6
Q2 2011	1029.0	0.3
Q3 2011	8.0	0.0
Q4 2011	260.0	0.1

Period Total	7,372	0.5

The Sponsor has indicated that curtailment in 2012 resulted in 900 MWh in lost production, and curtailment in 2013 through June resulted in 268 MWh in lost production. In both periods, curtailment events were reported to be generally short in duration. The Sponsor notes that the higher level of curtailment in Q4 2010 through Q2 2011 was largely due to ERCOT control issues related to nodal market implementation and is thus not expected to be a recurring event. GL GH considers that past curtailment levels are not necessarily indicative of expected future curtailment, and notes that the GL GH study of future curtailment scenarios concluded that the Project has low curtailment risk.

3.4	Operating Plans – Gulf Wind

GL GH reviewed the technical inputs to the Project operating plans provided by the Sponsor [3], which extend for 25 years following COD. Although GL GH based its review on the 20-year Project design life, in general GL GH is of the opinion that it is possible to extend the service life of a wind project. See Appendix A for further discussion regarding wind farm service life extension.

The GL GH review included consideration of various technical O&M cost categories including budgeted turbine operation and maintenance (“O&M”) costs, balance of plant O&M costs, Project management and administration fees, administrative and outside services, environmental costs and utility expenses.

GL GH considers that the operating plans contain reasonable allocations for turbine O&M expense in the period from 2013 to 2017. GL GH uses a proprietary database to forecast unscheduled turbine maintenance over time, with a resulting sculpted profile that reflects increased failure rate of major components in the later years of the Project’s design life. In contrast, because of the uncertainties around the timing of major component replacements, the Sponsor uses a levelized approach to budget for turbine O&M costs. As a result, during the earlier years of operation, the Sponsor’s turbine maintenance budget exceeds GL GH’s expectations. During the latter half of the Project life, GL GH expects higher turbine maintenance costs than are reflected in the Sponsor’s budget.

The budgeted costs for Project management fees are in line with the annual fee under the MOMA and PAA with Pattern Operators. GL GH is of the opinion that the operating plans provide sufficient O&M expenditures for BoP maintenance, management and operation, administrative and outside services, and utilities for the design life of the Project. GL GH notes that the budgeted non-turbine technical expenditures are in line with average actual expenses incurred in the historical quarters through Q2 2013.

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The overall, levelized technical O&M budget given in the Sponsor’s operating plans is approximately 17% below GL GH estimates for the remainder of the 20-year design life, driven by differing turbine unscheduled maintenance assumptions. Across all operating cost categories (including the technical expenses described above, as well as non-technical expenses such as property tax, insurance, and land payments outside the scope of GL GH review), the overall Project operating expense in the operating plans is approximately 10% below GL GH estimates, with annualized total cost escalation in the Sponsor operating plans of approximately 1.8% as compared to approximately 3.4% in GL GH’s estimates for the period from 2014 to 2030. Given the disparity observed between the Sponsor’s turbine O&M budget and GL GH’s expectations, GL GH recommends an increase in the base case technical O&M allocation (which comprises approximately 53% of overall operating costs) of 17% starting in 2018. In addition, due to uncertainty in long-term operating costs for megawatt class wind turbines, GL GH typically recommends that investors consider a stress case which increases overall, annual operating expenses by 10% during the Project design life.

Overall, GL GH considers that generally appropriate amounts, commensurate with historical Project costs and contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

3.5	Conclusion – Gulf Wind

The Gulf Wind Project employs 118 Mitsubishi MWT95/2.4 turbines in Kenedy County, Texas, and has been operating since spring 2009. The Project is operated by Pattern Operators LP, with specific maintenance work conducted by subcontractors, including Mitsubishi as the turbine O&M contractor during the warranty term. The Project sells energy output to the ERCOT merchant market, with a portion of that energy output covered by a hedge agreement.

GL GH has reviewed documentation provided by the Sponsor and agrees that the MWT95/2.4 turbine is suitable for the Project site under operating conditions only (non-extreme wind). The location of the Project site near the coast of the Gulf of Mexico exposes it to several significant potential risks, including hurricane winds, significant potential for corrosion, and geotechnical risks. The Sponsor has partially mitigated these hazards through engineering analysis and design, maintenance practices, and insurance. The Project has implemented technical measures and reached settlements with ERCOT in order to comply with reactive power and frequency response requirements; such measures largely mitigate the risk of significant future compliance costs, and if further measures are necessary, GL GH expects these would be at a relatively low cost. GL GH has reviewed the other aspects of electrical and turbine foundation designs and found them to be generally acceptable.

The Project, including the WTGs and BoP facilities, appeared to be in generally good condition as of the last GL GH site visit in April 2013, and GL GH considers that technical issues are being properly addressed. There have been several notable unscheduled maintenance issues at the Project over the initial years of operation; however, most are considered typical for the initial years of wind project operation. Among these are several blade failures, which GL GH considers to represent a technical risk which can be mitigated through proper root cause analysis and implementation of corresponding countermeasures. Since Pattern’s acquisition of the Project, turbine and BoP availability have been in line with or above GL GH’s long-term assumptions. Overall Project availability since start of operations has averaged 94.0% and 94.9% since Pattern’s acquisition of the Project in early 2010.

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GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with historical Project costs and contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

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4	HATCHET RIDGE WIND PROJECT

4.1	Introduction – Hatchet Ridge

The Hatchet Ridge wind project (referred to within this Section as the “Project”), is located in northern California near the town of Burney. The 101.2 MW Project has been operating since December 2010. An overview of the Project is provided in Table 4-1.

Table 4-1: Hatchet Ridge Project Overview

Location	Burney, California

Offtaker	Pacific Gas & Electric (PG&E)

Energy Purchase Arrangements	Power Purchase Agreement

Operator	Pattern Operators LP

Capacity [MW]	101.2

Turbine Type	Siemens SWT-2.3-93

No. of Turbines	44

Turbine Warranty Expiration	Expired

Turbine O&M Agreement	Third-party agreement with Outland Energy Services, expiring October 2015

COD	December 2010

GL GH conducted a pre-construction technical due diligence review as well as construction monitoring activities for the Project and reported its results in the Hatchet Ridge IE Report [9]. GL GH also inspected the operational Project in September 2011 and April 2013 and has been engaged by the Sponsor at various times since start of operations for review of specific technical issues related to the Project. The results of such previous work have been utilized to inform the current Report.

4.2	Project Summary – Hatchet Ridge

4.2.1	Appreciation of Site

The Project site is located approximately 60 km northeast of Redding, CA, near the town of Burney. The Project turbines are located on a steep and narrow ridgeline which runs northwest to southeast, at elevations between

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approximately 1430 m and 1680 m above sea level. The general terrain at the site can be described as complex, with steep slopes on both sides of the ridge. A recovering burn area consisting of trees 2-4 m in height encompasses the site and extends approximately 20 km southwest. The general Project location and turbine layout is shown in Figure 4-1 and Figure 4-2 below.

Figure 4-1: Hatchet Ridge General Project Location

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Figure 4-2: Hatchet Ridge Project Site Layout

4.2.2	Interconnection and Power Purchase Agreements

The grid interconnection for the Project capacity is provided under a Large Generator Interconnection Agreement (LGIA) between the Project, Pacific Gas & Electric (PG&E), and California Independent System Operator (CAISO) [11]. The Point of Interconnection is the Project-built, PG&E-owned 230 kV Carberry Switching Station. The Project has demonstrated compliance with the technical requirements of the LGIA.

The Project sells energy output under a Power Purchase Agreement (PPA) with Pacific Gas & Electric (PG&E) [21]. GL GH considers that the technical terms of the PPA are within industry standards but notes that some technical risks are inherent in the PPA contractual conditions which cannot be described in this Report due to non-disclosure provisions.

4.2.3	Construction Contracts

The 44 SWT-2.3-93 wind turbines and associated equipment for the Project were supplied, erected, and commissioned under a Turbine Supply Agreement (TSA) with Siemens Energy, Inc. The TSA provided for certain warranties which expired in October 2012; however, outstanding claims from end of warranty inspections are pending.

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Design, procurement, and construction of the Project BoP was performed by RES America Construction, Inc. (RES). The warranty associated with this work has since expired.

Both Siemens and RES are recognized as leading suppliers in the wind industry.

4.2.4	Operation and Maintenance Contracts

The Project initially operated under a Service and Maintenance Contract with Siemens Energy which has since expired. The Project executed a post-warranty Service and Maintenance Agreement (SMA) with Outland Energy Services, LLC (“Outland”) [14], under which Outland assumes turbine maintenance responsibilities at the Project until October 2015 with an optional term extension at Project discretion. GL GH has conducted a high-level review of the Outland SMA and considers that the key provisions of the agreement appear generally in line with industry standards. GL GH considers that Outland Energy Services has considerable experience offering wind turbine O&M services for a variety of turbine models and clients, and is capable of competently performing turbine O&M services for the Project. GL GH also notes that Outland was recently acquired by Duke Energy, a large utility and wind project owner. Outland has staffed the Project with a site Project Manager and six permanent turbine technicians, which GL GH considers appropriate.

Asset management, administrative and financial reporting, and budget oversight for the Project are provided under a Project Administration Agreement (PAA) between Pattern Operators LP and the Project [15]. A Management, Operations, and Maintenance Agreement (MOMA) [16] with Pattern Operators LP similarly covers the management, operation, and maintenance of the Project. GL GH considers the scope and terms of these agreements and the associated fees acceptable and in line with industry expectations.

4.2.5	Wind Turbine Design and Suitability

The Project employs 44 Siemens SWT-2.3-93 turbines with an 80 m hub height. The turbines are equipped with a cold weather package that extends operation to -25°C and survival to -45°C. Siemens turbines are technologically conservative, as is clearly seen in their simple, robust designs with ample attention to maintainability. GL GH views Siemens as one of the major wind turbine manufacturers and a technical leader of the industry.

The SWT-2.3-93 is a widely-deployed IEC Class IIA machine with a solid track record and is considered by GL GH to be a “proven” turbine [70]. It is a three-bladed, horizontal-axis, upwind, variable-speed, pitch-regulated turbine. The turbine was awarded a Type Certificate based on IEC Class IIA conditions by DNV on 11 January 2007. GL GH expects that the turbine will achieve an average long-term turbine availability of 97.0% at the Project site.

GL GH received and reviewed the Climatic Conditions Review performed by Siemens for the Project site as well as other information provided by the Sponsor. Siemens concluded that site wind conditions and turbine spacing do not require the use of a wind sector management scheme. GL GH has reviewed the assumptions, methods, and results of the Siemens assessment and found them to be reasonable and consistent with the manufacturer’s generally conservative approach to site assessment. After reviewing the available information, GL GH agreed with the Siemens CCR conclusion that the SWT-2.3-93 turbine with an 80 m hub height and cold weather option is suitable for use at the Hatchet Ridge site.

In 2013, the Project purchased and installed a Siemens control software upgrade called High Wind Ride-Through (HWRT) on the Project turbines. According to Siemens, this feature allows the turbines to operate in winds of up to 30 m/s, increasing production and decreasing high wind hysteresis time. GL GH has reviewed a letter from the

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certification body DNV which indicates that the relevant load cases were considered and concludes that HWRT operation does not impact the structural integrity of the turbine. The DNV statement offers comfort that use of HWRT does not represent an additional turbine suitability risk.

4.2.6	BoP Design

The geotechnical study of the Project site determined that it is located in a region of low to moderate seismic activity; seismic considerations govern the foundation design. All turbines at the Project are supported on shallow depth concrete gravity foundations (spread footings) of regular octagon shape. Two different base widths are utilized based on the bearing capacity at the individual turbine sites. GL GH reviewed the geotechnical and structural design aspects of the turbine foundations at the Project and found them to be acceptable. A potential durability issue related to the tower base grout placement was identified which could lead to cracks; however, the Project is monitoring this item and reported no issues, and has also indicated that any cracks would be sealed when discovered. GL GH did not observed any cracks in these locations during its site visit and considers this solution satisfactory.

The Point of Interconnection (POI) is at the Project-built, PG&E-owned 230 kV Carberry Switching Station, in the existing PG&E Pit #3 – Round Mountain 230 kV transmission line. The Project electrical balance of plant includes the 34.5 kV collection system, a 230/34.5 kV collection substation, and an approximately 3.3-mile 230 kV transmission line connecting the substation to the 230 kV Carberry Switching Station. RES was responsible for engineering and construction of the electrical balance of plant and the PG&E switching station. GL GH considers that the electrical system design properly addresses compliance with LGIA requirements. Issues have been encountered with transmission line damage in heavy winds and icing conditions; however, the Project has implemented measures to address these problems (see Section 4.3.2 herein).

GL GH considers the electrical and turbine foundation designs acceptable.

4.2.7	Project Construction and Completion

GL GH staff visited the Project site on 18 occasions between September 2009 and October 2010 to monitor the construction of the Project. GL GH additionally reviewed operational data and Project documentation. GL GH considers that Project construction was generally completed in accordance with the applicable contracts, engineering specifications, and industry standards. GL GH independently confirmed the Project declaration of COD in December 2010.

4.3	Project Operations – Hatchet Ridge

GL GH has undertaken a high-level review of the Project’s operational history based on site visits, interviews with Project site staff, review of monthly operating reports (MOR), and review of other Sponsor-provided information.

The Project is staffed by a Facility Manager and an Assistant Facility Manager, as well as a permanent staff of Outland turbine technicians who provide monthly operational reports to the Project as part of their O&M responsibilities. End of warranty turbine inspections were conducted in 2012 with selected findings discussed in Section 4.3.2 herein. The Project subcontracts locally for required BoP maintenance.

Pattern manages the Project proactively and effectively, and appears to have constructive working relationships with its subcontractors.

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4.3.1	Project Performance

GL GH has reviewed monthly operating reports (MOR) for the Project along with a summary of Project availability performance. Table 4-2 summarizes historical Project availability as reported by the Sponsor; GL GH has not independently verified the reported figures or the method and mechanics of their calculation.

Table 4-2: Hatchet Ridge Project Availability

Quarter	Turbine Availability [%]	BoP Availability [%]	Project Availability[2] [%]
Q1 2011	97.2	90.2	82.1
Q2 2011	97.9	98.4	94.9
Q3 2011	99.0	100.0	98.1
Q4 2011	98.6	98.2	94.5
Q1 2012	97.1	99.0	88.3
Q2 2012	98.3	100.0	97.2
Q3 2012	98.6	100.0	97.4
Q4 2012	98.9	91.0	78.3
Q1 2013	98.2	100.0	95.8
Q2 2013	97.1	100.0	93.7

Period Total / Average	98.1	97.7	92.2

1.	Quarterly averages calculated from figures reported in the historical Project availability summary provided by the Sponsor.
2.	Project availability reflects downtime associated with icing, high/low temperatures, site access, grid disturbances, curtailment and other downtime not attributable to turbine or BoP scheduled and unscheduled maintenance.

Combined turbine and BoP availability has averaged 95.8% since start of operations, which is in line with GL GH expectations. GL GH notes that reported turbine availability to date has been higher than the value projected for mature operation, while BoP availability has been lower than expected. The primary drivers behind reduced BoP availability were damage to the Project transmission system due to icing conditions and associated remedial measures (including required scheduled outages for preventative transmission line retrofits); such measures are reasonably anticipated to reduce such downtime in the future. Significant turbine icing downtime and lack of turbine access due to snow and ice comprise the bulk of the remaining downtime not considered under turbine and BoP availability; the Sponsor has indicated that such downtime is generally in line with assumptions in the operating plans.

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4.3.2	Project Maintenance History

In order to evaluate maintenance issues encountered at the Project, GL GH has reviewed documentation and information provided by the Sponsor, conducted site visits and reviewed on-site documentation, and discussed questions and results of the analyses with the Sponsor. The majority of system downtime at the Project has occurred as a result of damage to the Project infrastructure resulting from ice and snow accumulation and weather-related site access issues. A variety of other technical issues have also caused equipment downtime; the principle drivers for such downtime came as a result of the maintenance actions and technical issues discussed below.

•

Scheduled Maintenance: Turbine scheduled maintenance has been completed in line with the maintenance schedule, with only minor deviations noted. Such deviations from baseline schedule are in part attributable to efforts to minimize work in turbines during the afternoons when energy production tends to increase, and a proactive approach to scheduling maintenance based on the differing seasonal conditions among the turbine sites; GL GH considers this approach beneficial. Scheduled BoP maintenance has also been completed with no significant issues noted, although minor discrepancies were discovered with two padmount transformers which will be more closely monitored (including additional oil sampling) for degradation.

•

End of Warranty Inspection Claims: Seven gearboxes were determined to have excessive wear during end of warranty inspections. Intermediate shaft assemblies were replaced under warranty on three of these seven gearboxes, and the Sponsor has submitted warranty claims to Siemens and is in negotiations to determine an appropriate settlement for the remaining outstanding issues on these gearboxes. GL GH has reviewed a sample of the inspection documentation and considers that most issues identified are minor. GL GH therefore considers aggressive pursuit of such warranty claims to be beneficial to the Project, rather than an indicator of heightened technical risk.

•

Other Gearbox Issues: High speed shaft bearings in two turbine gearboxes were flagged by the turbines’ condition monitoring systems and subsequently replaced. Oil leakage from several gearbox breathers has also been observed, but does not appear to have caused significant turbine downtime. An alternative breather design was identified and retrofit during scheduled maintenance, and the Project reports the alternative breather is performing well.

•

Other Main Component Failures: Two generators have been replaced at the site; one in response to a mechanical noise observed by a technician, and another due to an electrical fault. Another turbine required a replacement main bearing. GL GH has not received formal information on the root cause of these failures.

•

Sensor Issues: The turbines have experienced recurring problems with three different sensors, particularly during periods of cold weather. Such nuisance faults appear to have been among the notable sources of turbine downtime in the early months of Project operation. Many of these sensors have been replaced and additional spares provided on site. For one sensor variety (gearbox oil level sensor), Siemens is testing different sensor models and will replace all such sensors with the preferred replacement variety at the Project.

•

Transmission Line Failures: Large impacts to both production and availability at the Project were incurred due to damage to the Project transmission line during severe winter weather (icing and high winds). Significant downtime occurred in Q4 2010 and Q1 2011, and was caused by uplift and collapse of transmission line towers and contact between the upper ground/communication cables and lower power cables due to excessive snow and ice loads. The Project undertook several corrective measures including adding guy wires to existing transmission line support structures (January 2011), burying the two optical ground wires (October 2011), and adding additional transmission line support towers to reduce the spans in sections subject to the highest loading (one in January 2011 and nine more in October 2012). Two short outages during periods of extreme winds and significant icing were reported in December 2012 following the latest retrofits, and minor issues were found following the winter with some wooden support structures which are being monitored. GL GH reviewed the modifications and anticipates that they will enable the system to better withstand ice and snow conditions.

•

Padmount Transformer Damage: A number of pad-mount transformers have been damaged to varying degrees by ice falling from the turbines. In most cases, no significant damage or downtime has resulted, however in three instances downtime ranging from a week to two months was incurred while awaiting replacement transformers. The Project now retains a spare padmount transformer at the Project site and plans to install protective ice shields in 2013 for the turbines most affected.

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•

Ice Shedding: Ice shedding damage resulted in significant met tower downtime during initial Project operation. The Project has relocated all met tower sensor lines and cables and routed these cables through protective conduit, an ice shield has been installed over the down-tower equipment, the electrical equipment at the base of the met tower has been partly moved, and an additional ice shield plate was installed above the solar panel.

•

Weather Downtime: Reported weather downtime was 3.8% for 2011 and 4.6% for 2012, primarily attributable to turbine icing and, to a lesser extent, lack of physical access to the turbine site due to snow and ice. The Sponsor is exploring the use of tracked snow vehicles to help prevent site access issues. The Sponsor has indicated that such downtime is generally in line with assumptions in the operating plans.

•

Other Issues: Other minor sources of downtime have included sporadic faults in some cases related to sensor or icing issues, and turbine warm-up and restart following power outages. The Project submitted serial defect letters to Siemens on a number of minor components and the Sponsor has indicated that Siemens has provided parts or implemented other remedies for these issues.

Overall, it appears that there are no major issues affecting turbine availability at the Project, although there are some minor issues which have provided for sporadic downtime. The Project is taking prudent measures to mitigate the risk of BoP downtime resulting from ice and snow accumulation and shedding, which has been a large contributor to reduced Project availability. GL GH notes that a relatively small number of major turbine components have failed or required serious repair since the Project began operation, some of which were identified by the turbines’ condition monitoring systems prior to complete component failure, minimizing turbine downtime. GL GH notes that Siemens did not provide root cause analyses for the observed failures, however. The Project currently has several pending warranty claims associated with end of warranty inspections, most notably for seven gearboxes with signs of excessive wear.

4.3.3	Site Inspection

GL GH last visited the Project in April 2013 and found the Project to be in generally good condition. The Project was observed to be fully functional at the time of the site visit.

GL GH performed a turbine climb on randomly-selected turbine H-3. The turbine was undergoing its annual maintenance and appeared neat, clean, and in good operating condition. No evidence of gearbox oil leakage was detected, and the gearbox oil level sight glass indicated an acceptable level. Due to confined-space safety procedures, GL GH did not have the opportunity to thoroughly inspect the turbine hub; however, GL GH has no indication of technical issues in the hub. GL GH observed that the Project SCADA system was operational.

The Project O&M facility appeared to be in good condition and the Project staff indicated that the site was adequately stocked with routine spare parts. GL GH notes that no turbine major component spares (gearbox, generator, blades, etc.) are maintained at the site; however, a spare padmount transformer, grounding transformer, and substation breakers are on hand.

The Project roads and gates appeared to be in reasonably good condition. The turbine access roads showed some signs of erosion, which is expected given the winter weather conditions. The Project is performing upgrades to roads to improve water run-off and drainage and post construction re-vegetation efforts are continuing. GL GH observed the Project collection system and substation and found them to be in generally good condition. Minor ground settlement

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around the base of several newly installed transmission line poles was noted and should be evaluated by the Engineer of Record and corrected as appropriate. Minor padmount transformer damage from ice shedding was observed at several turbines; the Project anticipates installing ice shields in 2013.

4.3.4	Curtailment Directives Received

The Sponsor provided an excerpt from the Pattern OCC log showing a single curtailment event at the Project in July 2011 which limited the energy output to 30 MW for a duration of nine hours to accommodate emergency transmission line work by PG&E. This event had no impact on Project production due to low winds at the time of the event.

Three curtailments were reported in 2012, totaling approximately 4.5 hours and resulting in approximately 15 MWh lost production, and no further events were reported through July 2013.

4.4	Operating Plans – Hatchet Ridge

GL GH reviewed the technical inputs to the Project operating plans provided by the Sponsor [10], which extend for 25 years following COD. Although GL GH based its review on the 20-year Project design life, in general GL GH is of the opinion that it is possible to extend the service life of a wind project. See Appendix A for further discussion regarding wind farm service life extension.

The GL GH review included consideration of various technical O&M cost categories including budgeted turbine operation and maintenance (“O&M”) costs, balance of plant O&M costs, Project management and administration fees, administrative and outside services, environmental costs and utility expenses.

GL GH considers that the operating plans contain reasonable allocations for turbine O&M expense in the period from 2013 to 2020. GL GH uses a proprietary database to forecast unscheduled turbine maintenance over time, with a resulting sculpted profile that reflects increased failure rate of major components in the later years of the Project’s design life. In contrast, because of the uncertainties around the timing of major component replacements, the Sponsor uses a levelized approach to budget for turbine O&M costs. As a result, during the earlier years of operation, the Sponsor’s turbine maintenance budget exceeds GL GH’s expectations. During the latter half of the Project life, GL GH expects higher turbine maintenance costs than are reflected in the Sponsor’s budget.

The budgeted costs for Project management fees are in line with the annual fee under the MOMA and PAA with Pattern Operators. GL GH is of the opinion that the operating plans provide sufficient O&M expenditures for BoP maintenance, management and operation, administrative and outside services, and utilities for the design life of the Project. GL GH notes that the budgeted non-turbine technical expenditures are higher than actual expenses incurred in the historical quarters through Q2 2013.

The overall, levelized technical O&M budget given in the Sponsor’s operating plans is approximately 6% below GL GH estimates for the remainder of the 20-year design life, driven by differing turbine unscheduled maintenance assumptions. Across all operating cost categories (including the technical expenses described above, as well as non-technical expenses such as property tax, insurance, and land payments outside the scope of GL GH review), the overall Project operating expense in the operating plans is approximately 4% below GL GH estimates, with annualized total cost escalation in the Sponsor operating plans of approximately 1.1% as compared to approximately 2.0% in GL GH’s estimates for the period from 2014 to 2030. Given the disparity observed between the Sponsor’s turbine O&M budget and GL GH’s expectations, GL GH recommends an increase in the base case technical O&M allocation (which comprises approximately 54% of overall operating costs) of 6% starting in 2021. In addition, due to uncertainty in long-term operating costs for megawatt class wind turbines, GL GH typically recommends that investors consider a stress case which increases overall, annual operating expenses by 10% during the Project design life.

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Overall, GL GH considers that generally appropriate amounts, commensurate with historical Project costs and contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

4.5	Conclusion – Hatchet Ridge

The Hatchet Ridge Project employs 44 Siemens SWT-2.3-93 turbines near Burney, California, and has been operating since December 2010. The Project is operated by Pattern Operators LP, with specific maintenance work conducted by subcontractors, including Outland Energy Services as the post-warranty turbine O&M contractor. The Project sells energy output under a Power Purchase Agreement (PPA) with Pacific Gas & Electric.

GL GH has reviewed documentation provided by Siemens and agrees that the SWT-2.3-93 turbines with the cold climate package are suitable for the Project site. The Project has recently purchased and installed a Siemens control software upgrade called High Wind Ride-Through (HWRT) on the Project turbines to increase energy yield during periods of high winds. A statement from the certification body DNV offers comfort that use of HWRT does not represent a turbine suitability risk. GL GH additionally reviewed the electrical infrastructure and turbine foundation designs and found them to be acceptable.

The Project, including the turbines and BoP facilities, appeared to be in good condition as of the last GL GH site visit in April 2013, and GL GH considers that technical issues are being properly addressed. There have been few notable unscheduled turbine maintenance issues at the Project since start of operations, while electrical BoP damage related to severe winter weather was a major driver for Project downtime in 2010 and 2011. Such damage caused significant downtime to the Project transmission line; GL GH has reviewed the repairs and modifications conducted by the Project and anticipates that they will enable the system to better withstand ice and snow conditions. Overall, the Project has taken appropriate measures to mitigate the risk of such BoP damage.

BoP downtime resulting from high winds and accumulation and shedding of ice and snow has been a large contributor to reduced Project availability and unscheduled BoP maintenance costs. As a result, BoP availability has been somewhat lower than expectations. GL GH notes, however, that reported turbine availability has been higher than the value projected for mature operation, such that combined turbine and BoP availability is in line with GL GH expectations. Significant turbine icing downtime as well as lack of site access due to winter weather have also been drivers for overall downtime; the Sponsor indicates that such additional downtime has generally been consistent with its assumptions in the operating plans. Overall Project availability since start of operations has averaged 92.2%.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements and historical Project costs, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

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5	ST. JOSEPH WIND PROJECT

5.1	Introduction – St. Joseph

The St. Joseph wind project (referred to within this Section as the “Project”), is located in southern Manitoba near the border with the United States. The 138 MW Project has been operating since April 2011. An overview of the Project is provided in Table 5-1.

Table 5-1: St. Joseph Project Overview

Location	St. Joseph, Manitoba

Offtaker	Manitoba Hydro-Electric Board (MH)

Energy Purchase Arrangements	Power Purchase Agreement

Operator	Pattern Operators Canada ULC

Capacity [MW]	138

Turbine Type	Siemens SWT-2.3-101

No. of Turbines	60

Turbine Warranty Expiration	Expired

Turbine O&M Agreement	Service and Maintenance Agreement (SMA) with Siemens Energy, Inc., expiring May 2014

COD	April 2011

GL GH conducted a pre-construction technical due diligence review as well as construction monitoring activities for the Project and reported its results in the St. Joseph IE Report [17]. GL GH also inspected the operational Project in August 2011 and April 2013. The results of such previous work have been utilized to inform the current Report.

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5.2	Project Summary – St. Joseph

5.2.1	Appreciation of Site

The Project site is located on relatively flat, simple terrain with an elevation ranging between approximately 235 m to 250 m above sea level. The site consists primarily of open farmland, with some scattered residential properties as well as areas of forest and rivers. The 60 turbines are arranged predominantly in strings oriented in an east-west direction.

Manitoba, Canada
St. Joseph
North Dakota
Minnesota
Buffalo Creek
St.
Joseph
201
Letellier
Altona
Old
Altona
30
Gnadenfeld
Reinberghtal
Sommerfeld
0
1.75
3.5
7
Kilometers
Legend
St Joseph I Turbines
Transmission
Collection System
Access Roads
O & M and Substation
St Joseph Land
Pattern

St Joseph Wind

Privileged and Confidential
5/23/2013

Figure 5-1: General Location and Layout of the St. Joseph Wind Project

5.2.2	Interconnection and Power Purchase Agreements

The grid interconnection for the Project is provided under an Interconnection and Operations Agreement (IOA) with Manitoba Hydro [20]. The term of the agreement extends until the facility ceases operation or mutual agreement to terminate. It is assumed that the length of the term will be determined by the term of the PPA, which is also with Manitoba Hydro. The interconnection studies appear to confirm that technical requirements for power ramp-down rate, cold-weather turbine restart (at -30°C), power quality, LVRT, reactive power capability, and over/under frequency ride through are met by the Siemens turbines. Reactive power capabilities are provided through a combination of the inherent capabilities of the turbines and capacitor banks installed in the Project substation. The Project has indicated that no additional grid code requirements have arisen since start of operations and that all system upgrades which affect the Project have been completed.

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The Project sells its power under a Power Purchase Agreement (PPA) for Wind Generated Energy with Manitoba Hydro [21]. The Project is obligated to maintain accredited capacity and EcoLogo certification. GL GH notes that the PPA term is longer than the 20-year design life of the Project turbines, which presents a risk that operation cannot be extended up to the 27-year PPA term on all the turbines cost effectively and safely. If the PPA is terminated earlier, the Project must pay any outstanding damages and satisfy outstanding obligations, and may be required to dismantle the facility. In general, however, GL GH is of the opinion that it is possible to extend the service life of a wind project beyond the design life (see Appendix A herein). GL GH considers that the technical terms of the PPA are within industry standards but notes that some technical risks are inherent in the PPA contractual conditions which cannot be described in this Report due to non-disclosure provisions.

5.2.3	Construction Contracts

The 60 SWT-2.3-101 wind turbines and associated equipment for the Project were supplied and commissioned under a Turbine Supply Agreement (TSA) with Siemens Energy, Inc. The TSA included warranties which expired in March 2013; however, outstanding claims from end of warranty inspections are pending.

BoP design and construction was performed by M. A. Mortenson Construction Company. The warranty associated with this work has since expired. The Project transmission line was constructed under a separate contract, and the interconnection switchyard was separately built by Manitoba Hydro.

Both Siemens and Mortenson are recognized as leading suppliers in the wind industry.

5.2.4	Operation and Maintenance Contracts

The Project currently has a Service and Maintenance Agreement (the “SMA”) with Siemens Canada Limited [22] which is being extended to May 2014. The SMA includes scheduled turbine maintenance, remote monitoring, operational reporting, and on-site spare parts. GL GH considers the SMA to be in line with industry standards.

Asset management, administrative and financial reporting, and budget oversight for the Project are provided by a Project Administration Agreement (PAA) between Pattern Operators Canada ULC and the Project [23]. A Management, Operations, and Maintenance Agreement (MOMA) with Pattern Operators Canada ULC [24] similarly covers the management, operation, and maintenance of the Project. GL GH considers the scope and terms of these agreements and the associated fees acceptable and in line with industry expectations.

5.2.5	Wind Turbine Design and Suitability

The Project employs 60 Siemens SWT-2.3-101 turbines with an 80 m hub height. The turbines are equipped with a cold weather package that extends operation (including restart) to -30°C and survival to -45°C. Siemens turbines are technologically conservative, as is clearly seen in their simple, robust designs with ample attention to maintainability. GL GH views Siemens as one of the major wind turbine manufacturers and a technical leader of the industry.

The SWT-2.3-101 is a relatively new wind turbine. It is a three-bladed, horizontal-axis, upwind, variable-speed, pitch-regulated turbine. With the same nacelle and similar blade weights, it is very similar to the widely deployed SWT-2.3-93, but with longer, redesigned blades that can capture more energy than the SWT-2.3-93 for a given wind speed distribution. The SWT-2.3-93 is an IEC Class IIA machine that can withstand higher turbulence levels than the SWT-2.3-101 which is a Class IIB machine designed for use at sites with lower winds and less turbulence.

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The SWT-2.3-101 wind turbine has a short but impressive track record and is considered by GL GH to be a “proven” turbine [70]. The turbine was awarded a Type Certificate based on IEC Class IIB conditions by DNV on 4 November 2009. Given that the Project’s SWT-2.3-101 turbines were early production models, GL GH expects that the turbines will achieve an average long-term turbine availability of 96.5%, provided that proper maintenance is performed.

Siemens completed a Climatic Conditions Review for the site on the basis of information provided by the Sponsor and has indicated that the SWT-2.3-101 turbines with the cold weather package will operate within their design parameters given the predicted climatic conditions, although some energy loss can be expected due to turbine shutdown below -30°C.

5.2.6	BoP Design

The geotechnical study of the Project site determined that it is subject to relatively low seismic activity, but that corrosion of buried metal and flooding represented risks to the Project. These risks were evaluated in the context of the design review and found to be adequately addressed. All turbines at the Project are supported on two (2) variations of driven pile foundations with an octagonal pile cap. Turbine and pad mount transformer elevations were designed to be above the 500-year flood level. GL GH evaluation of turbine foundations considered the 25-year design loading spectrum provided by Siemens and yielded satisfactory results. Although toughness acceptance criteria were not specified for the anchor bolts at the time of procurement and construction, GL GH considers that this risk can be largely mitigated by proper maintenance checks. In this regard, the Sponsor has indicated that full torque checks will be performed on anchor bolts every five years, with ‘ping testing’ conducted in every other year, which GL GH considers appropriate.

The BoP electrical design includes a HICO 230/34.5 kV 93/124/155 MVA main transformer, 230 kV main breaker, 34.5 kV breakers for each of the six (6) collection system feeders, an ABB pad-mounted transformer for each turbine, middle-voltage pad-mounted switchgear, and 34.5 kV underground cabling. A 230 kV transmission line connects the Project substation to the Letellier interconnection switchyard. The substation includes a capacitor bank with four (4) steps of 7.5 MVAr each in order to comply with reactive power requirements for the Project; the Sponsor has indicated that Manitoba Hydro has approved this design.

GL GH considers the electrical and turbine foundation designs acceptable.

5.2.7	Project Construction and Completion

GL GH observed foundation and electrical construction, and reviewed operational data and Project documentation. GL GH considers the construction of the civil works to be in accordance with the relevant contracts and design documents.

GL GH issued a confirmation of commercial operation confirming that the Project was commissioned and in operation as of March 2011. Manitoba Hydro declared that the Project had achieved Commercial Operation under the IOA as of March 2011 and declared the Interim COD under the PPA for the Project to be April 2011.

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5.3	Project Operations – St. Joseph

GL GH has undertaken a high-level review of the Project’s operational history based on a site visits, interviews with Project site staff, review of monthly operating reports (MOR), and review of other Sponsor-provided information.

The Project is staffed by a Facility Manager and an Assistant Facility Manager, as well as a permanent staff of approximately ten Siemens turbine technicians. GL GH understands that the Project subcontracts the majority of required BoP maintenance.

Pattern manages the Project proactively and consistent with industry practice, and appears to have constructive working relationships with its subcontractors, including Siemens. End of warranty turbine inspections were conducted in 2013 with selected findings discussed in Section 5.3.2 herein.

Legislation passed in April 2012 has resulted in the Project being subject to NERC standards as of October 2012. If maintained, GL GH considers NERC compliance is ultimately a benefit to the Project’s operation, but that compliance costs may be incurred by the Project. The Sponsor has advised that the Project is covered by common NERC procedures already in place for other projects and that site-specific procedures and documentation needed to ensure continuing NERC compliance are in development. The Sponsor reports minimal associated cost to the Project and indicates these costs have been budgeted.

5.3.1	Project Performance

GL GH has reviewed monthly operating reports (MOR) for the Project along with a summary of Project availability performance. Table 5-2 summarizes historical Project availability as reported by the Sponsor; GL GH has not independently verified the reported figures or the method and mechanics of their calculation.

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Table 5-2: St. Joseph Project Availability

Quarter	Turbine Availability [%]	BoP Availability [%]	Project Availability[2] [%]
Q2 2011	94.6	96.0	88.2
Q3 2011	97.9	97.7	94.6
Q4 2011	97.7	99.8	96.5
Q1 2012	98.0	99.8	97.3
Q2 2012	96.5	95.4	90.1
Q3 2012	99.4	99.7	98.3
Q4 2012	97.5	84.2	82.1
Q1 2013	97.7	95.3	92.9
Q2 2013	98.9	99.2	97.9

Period Total / Average	97.6	96.4	93.1

1.	Quarterly averages calculated from figures reported in the historical Project availability summary provided by the Sponsor.
2.	Project availability reflects downtime associated with icing, high/low temperatures, site access, grid disturbances, curtailment and other downtime not attributable to turbine or BoP scheduled and unscheduled maintenance.

Overall Project availability since start of operations has averaged 93.1%, driven primarily by higher-than-expected BoP downtime due to scheduled substation maintenance and substation equipment failures (see Section 5.3.2 herein). GL GH considers such BoP issues have been addressed appropriately by the Sponsor to mitigate risk of future downtime. GL GH notes that turbine availability in the period was higher than the value projected by GL GH for mature operation at the Project.

5.3.2	Project Maintenance History

In order to evaluate maintenance issues encountered at the Project, GL GH has reviewed documentation and information provided by the Sponsor, conducted site visits and reviewed on-site documentation, and discussed questions and results of the analyses with the Sponsor. The majority of system downtime at the Project has occurred as a result of scheduled and unscheduled substation maintenance activities; however, a variety of other technical issues have also caused equipment downtime, as summarized below.

•

Scheduled Maintenance: Turbine scheduled maintenance has been completed in line with the maintenance schedule with the exception of some interruptions due to cold weather conditions and initial re-sequencing of the baseline maintenance schedule to better align with the summer months, when winds and weather are more conducive to the work. Annual substation maintenance has also been performed in accordance with MH maintenance scheduling requirements; the Sponsor anticipates the duration of subsequent planned outages to be shorter, with less impact on Project availability.

•

End of Warranty Inspection Claims: The Project conducted end of warranty inspections and submitted a large number of warranty claims to Siemens. Claims included various damage to 29 gearboxes and 98 blades (primarily for leading edge erosion or coating damage), as well as eight serial defect claims for

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sensors, fans, and other minor equipment. Other miscellaneous minor issues were also noted. GL GH has reviewed a sample of the inspection documentation and considers that most issued identified are minor. GL GH therefore considers aggressive pursuit of such warranty claims to be beneficial to the Project, rather than an indicator of heightened technical risk.

•

Forced Outages: The Project was forced offline seven separate times through August 2012 by various Manitoba Hydro (MH) unplanned outages of short duration (most less than an hour), as well as three planned MH outages. Two additional forced outages which initiated on the MH system incorrectly caused trips in the Project’s electrical balance of plant (EBoP). The Sponsor indicates that such misoperation was a result of incorrect wiring which has been remediated. In total these events resulted in approximately 29.5 hours of downtime (approximately 0.3% annual availability), which is a slightly higher forced outage rate than statistical average for North America transmission. GL GH considers planned MH protection upgrades and Project investigation of EBoP trips are likely to result in improvements in outage rates, in both frequency and duration; the Sponsor indicates such work is planned to commence in August 2013.

•	Gearbox Failures: Three gearboxes were flagged by the turbines’ condition monitoring system and were subsequently replaced proactively under warranty.

•	Other Main Component Failures: Four main bearing and shaft assemblies and one generator have been replaced on different turbines, resulting in several weeks of turbine downtime.

•

Sensor Issues: The turbines have experienced recurring problems with three different sensors, particularly during periods of cold weather. Many of these sensors have been replaced and additional spares provided on site. For one sensor variety (gearbox oil level sensor), Siemens is testing different sensor models.

•

Broken Tower Flange Bolts: Two turbines were discovered to have broken flange bolts during the 500-hour maintenance, leading to significant downtime for those turbines. The flange bolts on the affected turbines were replaced and the turbines returned to operation. Siemens’ investigation report concludes that hydrogen embrittlement was the likely initial cause of the bolt failures. Siemens has closed the issue; however, no conclusion regarding the potential scope of the issue is given (affected bolt heat lots, etc.). GL GH takes some comfort that this is a minor issue in the fact that no further broken bolts were discovered during or since the 500-hour maintenance.

•

CCVT Failures: Capacitance Coupled Voltage Transformers (CCVT) are installed on the 230 kV side of the Project substation to provide voltage measurements for protective relaying and related control functions and are required for Project operation. In December 2012, three separate, sequential failures of CCVTs in the Project substation caused extended outages continuing into January 2013 as well as ancillary damage to several feeder circuit breakers. In each case, an interim solution was implemented to enable Project operation; however, a total of approximately two weeks of downtime for the entire Project resulted from the failures. The CCVT manufacturer concluded that the root cause of failure for the three CCVTs was a single lightning strike that damaged all three pieces of equipment, with one failing immediately and the other two failing sequentially over time. The Sponsor generally concurs with this assessment, although there is no proof that lightning struck ground on the date of the first failure. The Sponsor has implemented measures for future CCVT damage mitigation and prevention, including manufacturer upgrades to installed CCVTs to improve robustness and acquisition of a spare CCVT which is also being upgraded by the manufacturer. In addition, the lightning arrestors and ground system were inspected and found to be in proper working order and no issues were discovered during inspections of the remaining CCVTs in operation. A procedural modification for breaker switching has also been implemented to mitigate risk of damage until the problematic internal mechanisms can be retrofit. No timeline for breaker retrofits has been given; however, CCVT and grounding system tests are planned for Q2 2013. GL GH considers the CCVT mitigation measures and interim breaker switching procedure are reasonable.

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•

Padmount Transformer Issues: A padmount transformer failure caused by a failed surge arrestor resulted in approximately six days of downtime for a string of 10 turbines in July 2011. In addition, dissolved gas analysis (DGA) on the padmount transformers in June 2011 indicated that some transformers had experienced some level of damage as a result of operation at higher than recommended voltages due to the utility’s high voltage set point and neutral padmount transformer tap settings, which were subsequently revised. Further DGA has indicated that the presence of gas in the oil is increasing in 17 transformers that already had notable gas levels, whereas the elevated levels in the remaining transformers were stabilizing or increasing at a much slower rate. The manufacturer has performed internal inspection and testing of two transformers and proposed a retrofit which has been implemented on one padmount transformer at the site in July 2013 and will be observed to evaluate effectiveness. GL GH is unable to comment on the risk that similar failures may occur based on the information provided to date.

•

Other Issues: Several turbine retrofits have been undertaken, affecting hub bolt washers, nacelle floor plates, generator bus bars, and hydraulic accumulator brackets. Although these retrofits impact turbine availability figures, they are expected to be beneficial for long-term operation. Other downtime has been attributable to sporadic turbine faults, weather downtime, part shortages, and delivery delays. Siemens has made efforts to increase its stock of on-site spare parts in order to minimize turbine downtime on the basis of parts availability.

In summary, the causes of downtime for the Project have included grid outages, BoP equipment failures, and some turbine retrofits and issues, including several main component replacements. Substation equipment failures were a major source of downtime in 2012; however, the Sponsor has taken reasonable measures to mitigate the risk of future incidents. The Project conducted end of warranty inspections and submitted a large number of warranty claims to Siemens covering 29 gearboxes, 98 blades (primarily for leading edge erosion or coating damage), as well as eight serial defect claims for sensors, fans, and other minor equipment. Although GL GH notes that aggressive pursuit of such warranty claims to be beneficial to the Project, such items—particularly for major components—could expose the Project to significant unscheduled maintenance costs if not covered under warranty.

5.3.3	Site Inspection

GL GH last visited the Project in April 2013 and found the site to be in good condition. The Project was observed to be fully functional at the time of the site visit with all turbines operating.

GL GH performed a turbine climb on randomly-selected turbine SJ-044. The turbine was in overall good condition. Control, tower, nacelle, and hub areas were relatively clean and free of notable defects. All discrepancies noted on the turbine were minor in nature. Overall, the turbines appear to be operating properly, although a significant number of claims resulting from end of warranty inspections have been submitted to Siemens. GL GH observed that the Project SCADA system was operational.

GL GH toured the Project and found no major concerns with the collection system, substation, or meteorological tower. The O&M facility was well-organized and clean, with sufficient work space and storage room. GL GH observed that some Project roads become extremely soft during thaw periods. Although some dirt roads on site may be difficult to drive during such periods, all turbines remain accessible by detouring over paved or gravel roads.

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5.3.4	Curtailment Directives Received

The Sponsor has indicated that no curtailment directives have been issued for the Project since the start of operations.

5.4	Operating Plans – St. Joseph

GL GH reviewed the technical inputs to the Project operating plans provided by the Sponsor [18], which extend for 25 years following COD. Although GL GH based its review on the 20-year Project design life, in general GL GH is of the opinion that it is possible to extend the service life of a wind project. See Appendix A for further discussion regarding wind farm service life extension.

The GL GH review included consideration of various technical O&M cost categories including budgeted turbine operation and maintenance (“O&M”) costs, balance of plant O&M costs, Project management and administration fees, administrative and outside services, environmental costs and utility expenses.

GL GH considers that the operating plans contain reasonable allocations for turbine O&M expense in the period from 2013 to 2017. GL GH uses a proprietary database to forecast unscheduled turbine maintenance over time, with a resulting sculpted profile that reflects increased failure rate of major components in the later years of the Project’s design life. In contrast, because of the uncertainties around the timing of major component replacements, the Sponsor uses a levelized approach to budget for turbine O&M costs. As a result, during the earlier years of operation, the Sponsor’s turbine maintenance budget exceeds GL GH’s expectations. During the latter half of the Project life, GL GH expects higher turbine maintenance costs than are reflected in the Sponsor’s budget.

The budgeted costs for Project management fees are in line with the annual fee under the MOMA and PAA with Pattern Operators. GL GH is of the opinion that the operating plans provide sufficient O&M expenditures for BoP maintenance, management and operation, administrative and outside services, and utilities for the design life of the Project. GL GH notes that the budgeted non-turbine technical expenditures are higher than actual expenses incurred in the historical quarters through Q2 2013.

The overall, levelized technical O&M budget given in the Sponsor’s operating plans is approximately 16% below GL GH estimates for the remainder of the 20-year design life, driven by differing turbine unscheduled maintenance assumptions. Across all operating cost categories (including the technical expenses described above, as well as non-technical expenses such as property tax, insurance, and land payments outside the scope of GL GH review), the overall Project operating expense in the operating plans is approximately 11% below GL GH estimates, with annualized total cost escalation in the Sponsor operating plans of approximately 2.6% as compared to approximately 4.1% in GL GH’s estimates for the period from 2014 to 2030. Given the disparity observed between the Sponsor’s turbine O&M budget and GL GH’s expectations, GL GH recommends an increase in the base case technical O&M allocation (which comprises approximately 61% of overall operating costs) of 16% starting in 2018. In addition, due to uncertainty in long-term operating costs for megawatt class wind turbines, GL GH typically recommends that investors consider a stress case which increases overall, annual operating expenses by 10% during the Project design life.

Overall, GL GH considers that generally appropriate amounts, commensurate with historical Project costs and contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

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5.5	Conclusion – St. Joseph

The St. Joseph Project employs 60 Siemens SWT-2.3-101 turbines in southern Manitoba and has been operating since spring 2011. The Project is operated by Pattern Operators Canada ULC, with specific maintenance work conducted by subcontractors, including Siemens as the current turbine O&M contractor. The Project sells energy output under a Power Purchase Agreement (PPA) with Manitoba Hydro.

GL GH considers the SWT-2.3-101 turbine model to be relatively new, but based significantly on the proven technology of the SWT-2.3-93. GL GH has reviewed documentation provided by Siemens which indicated that the SWT-2.3-101 turbines with the cold weather package will operate within their design parameters given the predicted climatic conditions. GL GH additionally reviewed the electrical infrastructure and turbine foundation designs and found them to be acceptable.

The Project, including the turbines and BoP facilities, appeared to be in good condition as of the last GL GH site visit in April 2013. The principle technical issues encountered at the Project to date include substation equipment failures, a few turbine major component failures, and a number of more minor turbine issues. The Project has a large number of warranty claims outstanding with Siemens associated with end of warranty inspections.

Causes of downtime for the Project have included BoP equipment failures, grid outages, and some turbine retrofits and issues, including several main component replacements. BoP downtime was due primarily to substation equipment failures which have been addressed appropriately by the Sponsor to mitigate risk of future downtime. Reported turbine availability has exceeded expectations since start of operations; however, combined turbine and BoP availability has been somewhat less than GL GH expectations. Overall Project availability since start of operations has averaged 93.1%.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with historical Project costs and contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. GL GH considers that the historical operating costs through Q2 2013 were within expectations for a project of this size and location.

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6	SPRING VALLEY WIND PROJECT

6.1	Introduction – Spring Valley

The Spring Valley Project (referred to within this Section as the “Project”), is located in White Pine County, NV. The 151.8 MW Project has been operating since August 2012. An overview of the Project is provided in Table 6-1.

Table 6-1: Spring Valley Project Overview

Location	White Pine County, NV

Offtaker	Nevada Power Company

Energy Purchase Arrangements	Power Purchase Agreement

Operator	Pattern Operators LP

Capacity [MW]	151.8 MW

Turbine Type	Siemens SWT-2.3-101

No. of Turbines	66

Turbine Warranty Expiration	August 2014

Turbine O&M Agreement	Service and Maintenance Agreement (SMA) with Siemens Energy, Inc., expiring August 2014

COD	August 2012

GL GH conducted a pre-construction technical due diligence review as well as construction monitoring activities for the Project and reported its results in the Spring Valley IE Report [25], the Spring Valley Project Construction Supplement [26], and ancillary reports. The results of such previous work have been utilized to inform the current Report.

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6.2	Project Summary – Spring Valley

6.2.1	Appreciation of Site

The site is located approximately 340 km north of Las Vegas, Nevada and 285 km southwest of Salt Lake City, Utah, as shown in Figure 6-1. The entire wind farm spans approximately 5 km from east to west and 11 km from north to south. The site is located in a north-south valley between two mountain ranges to the east and west. The valley is mostly flat and almost exclusively covered with low brush and grasses. The land is owned by the federal government and managed by the Bureau of Land Management. The layout of the Project is shown in Figure 6-2.

Figure 6-1: Spring Valley General Project Location

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Figure 6-2: Spring Valley Project Site Layout

6.2.2	Interconnection and Power Purchase Agreement

Interconnection of the Project to the grid is provided under an Amended and Restated Large Generator Interconnection Agreement (LGIA) [29] between the Project and Sierra Pacific Power Company, doing business as NV Energy (“NV Energy”). The Project elected Network Resource Interconnection Service (NRIS), which allows the Project to connect to the transmission system in a manner comparable to that in which NV Energy integrates its generating facilities to serve native load customers. GL GH considers NRIS to be the preferred interconnection service and to be of low technical risk.

The Project sells energy output under a Power Purchase Agreement (PPA) [30] with NV Energy. GL GH considers that the technical terms of the PPA are within industry standards but notes that some technical risks are inherent in the PPA contractual conditions which cannot be described in this Report due to non-disclosure provisions.

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6.2.3	Construction Contracts

The wind turbines and associated equipment for the Project were supplied and commissioned under a Master Turbine Supply Agreement (MTSA) [31] and a Turbine Purchase Order (TPO) [32] with Siemens Energy, Inc. (“Siemens”). Warranty provisions under the MTSA include a defect warranty, serial defect warranty, availability guarantee, sound level guarantee, and a power performance guarantee. GL GH considers the MTSA conditions and warranties typical for the industry.

The Project civil and electrical infrastructure was designed and constructed, and the WTGs were erected, by M.A. Mortenson Company under an amended Balance of Plant Agreement (“BoP Agreement”) [33]. The warranty associated with this work remains in effect through July 2014.

Both Siemens and RES are recognized as leading suppliers in the wind industry.

6.2.4	Operation and Maintenance Contracts

The Project has a Service and Maintenance Agreement (SMA) with Siemens [28]. The SMA, in conjunction with the turbine warranties, provides for all scheduled and unscheduled maintenance including remote monitoring and operational reporting for the Project turbines until August 2014. GL GH considers the conditions and fee of the SMA to be industry standard.

Asset management, administrative and financial reporting, and budget oversight for the Project are provided under a Project Administration Agreement (PAA) between Pattern Operators LP and the Project [34]. An executed Management, Operations, and Maintenance Agreement (MOMA) [35] with Pattern Operators LP similarly covers the management, operation, and maintenance of the Project. GL GH considers the scope and terms of these agreements and the associated fees acceptable and in line with industry expectations.

6.2.5	Wind Turbine Design and Suitability

The Project employs 66 Siemens SWT-2.3-101 turbines with an 80 m hub height and extended temperature range options. Siemens turbines are technologically conservative, as is clearly seen in their simple, robust designs with ample attention to maintainability. GL GH views Siemens as one of the major wind turbine manufacturers and a technical leader of the industry.

The SWT-2.3-101 is a relatively new wind turbine. It is a three-bladed, horizontal-axis, upwind, variable-speed, pitch-regulated turbine. With the same nacelle and similar blade weights, it is very similar to the widely deployed SWT-2.3-93, but with longer, redesigned blades that can capture more energy than the SWT-2.3-93 for a given wind speed distribution. The SWT-2.3-93 is an IEC Class IIA machine that can withstand higher turbulence levels than the SWT-2.3-101 which is a Class IIB machine designed for use at sites with lower winds and less turbulence.

The SWT-2.3-101 wind turbine has a short but impressive track record and is considered by GL GH to be a “proven” turbine [70]. The turbine was awarded a Type Certificate based on IEC Class IIB conditions by DNV on 4 November 2009. GL GH expects that the turbines at the Project site will achieve an average long-term turbine availability of 97.0%, provided that proper maintenance is performed.

GL GH reviewed the Climatic Conditions Review (CCR) performed by Siemens which concluded that the Siemens SWT-2.3-101 turbines with 80 m hub height, cold weather option, and extended maximum operation temperature of 40°C are suitable for use at the Project site. GL GH has reviewed documentation provided by Siemens and agrees that the SWT-2.3-101 turbine is suitable for the Project site.

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6.2.6	BoP Design

The Project turbines are supported on shallow depth concrete gravity foundations (spread footings) of regular octagon shape bearing on native soil, structural fill or improved ground. GL GH considers the foundation structural design to be acceptable.

GL GH has reviewed the Project electrical infrastructure design. The electrical balance of plant generally includes seven 34.5 kV collection feeders, a 34.5/230 kV substation with a single 167 MVA main transformer, and an approximately 250-foot 230 kV transmission line connection to NV Energy’s Osceola Switching Station. Due to the altitude of the Project site, the design of electrical systems must be appropriately de-rated for operation above 1,000 m. GL GH considers that the 34.5 kV collection system and substation designs take into account appropriate altitude considerations and are acceptable.

GL GH considers the electrical and turbine foundation designs acceptable.

6.2.7	Project Construction and Completion

Construction of the Project was completed in August 2012. GL GH staff visited the Project site ten times at regular intervals to monitor the construction of the Project and considers that Project construction was completed in accordance with the applicable contracts, engineering specifications, and industry standards.

6.3	Project Operations – Spring Valley

The Project is operated by Pattern Operators, LP per the same operating procedures and strategy discussed in Section 2 herein and pursuant to the PAA and MOMA agreements described above. Scheduled turbine O&M for the initial years of operation is provided under the SMA with Siemens.

The Project is staffed by a Facility Manager and an Assistant Facility Manager, as well as a permanent staff of Siemens turbine technicians. GL GH understands that the Project subcontracts the majority of required BoP maintenance.

GL GH has undertaken a high-level review of the Project’s operational history based on review of monthly operating reports (MOR) and other Sponsor-provided information.

6.3.1	Project Performance

GL GH has reviewed monthly operating reports (MOR) for the Project along with a summary of Project availability performance. Table 6-2 summarizes historical Project availability as reported by the Sponsor; GL GH has not independently verified the reported figures or the method and mechanics of their calculation.

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Table 6-2: Spring Valley Project Availability

Quarter	Turbine Availability [%]	BoP Availability [%]	Project Availability[2] [%]
Q3 2012	98.9	100.0	84.0
Q4 2012	98.9	100.0	97.0
Q1 2013	96.7	100.0	96.6
Q2 2013	92.0	100.0	87.8

Period Total / Average	96.4	100.0	92.0

1.	Quarterly averages calculated from figures reported in the historical Project availability summary provided by the Sponsor.
2.	Project availability reflects downtime associated with icing, high/low temperatures, site access, grid disturbances, curtailment and other downtime not attributable to turbine or BoP scheduled and unscheduled maintenance.

Combined BoP and turbine availability has averaged 96.4% since start of operations, which is in line with GL GH expectations for the first year of operations. BoP availability has been higher than the values GL GH projects for mature operation. Overall Project availability during August and September 2012 was low due to environmental downtime incurred in order to conduct start-up testing pursuant to the Project Avian and Bat Protection Program (ABPP). Such downtime was incurred at low wind speeds and therefore did not significantly impact production. The primary drivers for turbine downtime in 2013 were turbine converter issues, while overall Project availability was further impacted by utility curtailment events.

6.3.2	Project Maintenance History

In order to evaluate maintenance issues encountered at the Project, GL GH has reviewed documentation and information provided by the Sponsor. The majority of system downtime at the Project has occurred as a result of scheduled maintenance actions and some turbine issues as discussed below.

•	Scheduled Turbine Maintenance: Turbine scheduled maintenance has been completed in line with the maintenance schedule, with minor delays noted.

•

Inverter Issues: Due to the high elevation at the Project site, the turbines were factory equipped with more robust inverter components, which experienced numerous start-up failures (19 total during operations affecting 14 turbines, as well as others during commissioning). These inverters were inadvertently replaced with standard (rather than robust) model inverters, which then also experienced failures. Siemens did not allow turbines to operate in the incorrect configuration once it was identified, resulting in total turbine downtime of approximately 3000 hours (approximately 820 MWh lost production). The incorrect parts were replaced by January 2013.

•

Inverter Inductor Issues: The site has been impacted by converter smoke alarms and inductor issues and several inverters were damaged by arc flashes. Siemens and the inverter manufacturer are conducting an RCA but currently believe that insulation breakdown is occurring in the inductors as a result of improper software which allowed the inverters to exceed temperature specifications. Such converter problems were compounded by supply chain issues for the more robust inverter components and account for over 14,000 hours of total turbine downtime in 2013 (approximately 8.5 GWh lost production). As a result, Siemens has

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implemented a safety policy prohibiting turbine start-up and shutdown while personnel are inside the turbine and has ordered a large quantity of spare inductors for wholesale, proactive replacement upon arrival, with expected completion at the end of 2013. Siemens has also updated converter firmware and plans to upgrade the converter monitoring software. Finally, additional converter cooling equipment is planned for installation starting in August 2013. Pending review of the final RCA and documentation of the countermeasures, GL GH cannot comment on future risk of converter failures or the effectiveness of the mitigation measures. GL GH considers the measures implemented and planned to be reasonable but notes these must be validated in operation.

•

Other Issues: The MORs indicate some isolated issues with sensors, hydraulics, and pitch systems; these issues appear to be typical start-up problems and have not accounted for significant downtime. Additionally, minor warranty work on main power transformer fans was reported, two padmount transformers were found to be defective and were replaced under warranty with on-site spares, and other padmount transformers are being evaluated on the basis of abnormal dissolved gas analysis results.

No major components have failed at the Project in the initial months of operation. Turbine downtime has largely been attributable to converter issues, which are being addressed under warranty and scheduled maintenance.

6.3.3	Curtailment Directives Received

The Project has reported several curtailments in the initial period of operations:

•

A curtailment event in September 2012 of 1.5 hours duration (approximately 70 MWh lost production) which NV Energy claimed as emergency curtailment following a rapid ramp-up of Project output from near zero to near nameplate capacity in just a few moments prior to forecast;

•	A maximum production cap of 104 MW implemented from 22 October 2012 to 10 November 2012 to enable NV energy to perform system upgrades (approximately 864 MWh lost production);

•	Project MORs indicate that the Project was derated for 19 hours in February 2013 due to an emergency curtailment (approximately 64 MWh lost in production);

•	A maximum production cap of 115 MW was implemented for 5 hours in early April 2013 to allow for NV Energy to perform system upgrades (approximately 88 MWh lost production);

•	A curtailment was implemented for several weeks starting in late April 2013, limiting the Project to 140 MW (approximately 5 MWh lost production);

•	NV Energy directed a full curtailment from 7-11 June 2013 to facilitate system upgrades to the Gonder substation.(approximately 10 MWh lost production); and

•	A maximum production cap of 99 MW implemented from 19-28 June 2013 to enable NV energy to perform system upgrades to the One Nevada Transmission Line (approximately 50 MWh lost production).

The Sponsor reports that many of these events are due to the construction of the One Nevada Transmission Line (“ON Line”), a 500 kV transmission line which will link NV Energy’s northern and southern systems, and which the Sponsor reports has been predicted by NV Energy to reduce the likelihood of events similar to the first bullet by increasing system reliability and supporting energy delivery to southern load centers. GL GH has not reviewed any documentation regarding these upgrades and impact on curtailment and therefore cannot endorse the Sponsor’s claims, but nevertheless considers them plausible.

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6.4	Operating Plans – Spring Valley

GL GH reviewed the technical inputs to the Project operating plans provided by the Sponsor [27], which extend for 30 years following COD. Although GL GH based its review on the 20-year Project design life, in general GL GH is of the opinion that it is possible to extend the service life of a wind project. See Appendix A for further discussion regarding wind farm service life extension.

The GL GH review included consideration of various technical O&M cost categories including budgeted turbine operation and maintenance (“O&M”) costs, balance of plant O&M costs, Project management and administration fees, administrative and outside services, environmental costs and utility expenses.

GL GH considers that the operating plans contain reasonable allocations for turbine O&M expense in the period from 2013 to 2024. GL GH uses a proprietary database to forecast unscheduled turbine maintenance over time, with a resulting sculpted profile that reflects increased failure rate of major components in the later years of the Project’s design life. In contrast, because of the uncertainties around the timing of major component replacements, the Sponsor uses a levelized approach to budget for turbine O&M costs. As a result, during the earlier years of operation, the Sponsor’s turbine maintenance budget exceeds GL GH’s expectations. During the latter half of the Project life, GL GH expects higher turbine maintenance costs than are reflected in the Sponsor’s budget.

The budgeted costs for Project management fees are in line with the annual fee under the MOMA and PAA with Pattern Operators. GL GH is of the opinion that the operating plans provide sufficient O&M expenditures for BoP maintenance, management and operation, administrative and outside services, and utilities for the design life of the Project.

The overall, levelized technical O&M budget given in the Sponsor’s operating plans is in line with GL GH estimates for the remainder of the 20-year design life, although the expected timing of such costs differs based on turbine unscheduled maintenance assumptions. Across all operating cost categories (including the technical expenses described above, as well as non-technical expenses such as property tax, insurance, and land payments outside the scope of GL GH review), the overall Project operating expense in the operating plans is in line with GL GH estimates, with annualized total cost escalation in the Sponsor operating plans of approximately 1.2% as compared to approximately 2.3% in GL GH’s estimates for the period from 2014 to 2032. Given the disparity observed between the Sponsor’s turbine O&M budget and GL GH’s expectations, GL GH recommends an increase in the base case technical O&M allocation (which comprises approximately 72% of overall operating costs) of 5% starting in 2025. In addition, due to uncertainty in long-term operating costs for megawatt class wind turbines, GL GH typically recommends that investors consider a stress case which increases overall, annual operating expenses by 10% during the Project design life.

Overall, GL GH considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates.

6.5	Conclusion – Spring Valley

The Spring Valley Project employs 66 Siemens SWT-2.3-101 turbines near Ely, Nevada and has been operating since summer 2012. The Project is operated by Pattern Operators LP, with specific maintenance work conducted by subcontractors, including Siemens as the turbine O&M contractor during the warranty period. The Project sells energy output under a Power Purchase Agreement (PPA) with NV Energy.

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GL GH considers the SWT-2.3-101 turbine model to be relatively new, but based significantly on the proven technology of the SWT-2.3-93. GL GH has reviewed documentation provided by Siemens and agrees that the SWT-2.3-101 turbine is suitable for the Project site. GL GH additionally reviewed the electrical infrastructure and turbine foundation designs and found them to be acceptable.

BoP and turbine availability during the initial operating period analyzed were above long-term GL GH assumptions, although overall Project availability in the initial months of operation was low due to startup testing-related downtime. No major component failures were reported during the period; most turbine downtime was attributable to scheduled turbine maintenance and converter issues which are being addressed under warranty. Overall Project availability since start of operations has averaged 92.0%.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. Given the brief operational period, GL GH has not undertaken a detailed review of historical Project costs.

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7	SANTA ISABEL WIND PROJECT

7.1	Introduction – Santa Isabel

The Santa Isabel Project (referred to within this Section as the “Project”), is located in Santa Isabel, Puerto Rico. The 101.2 MW Project has been operating since December 2012. An overview of the Project is provided in Table 7-1.

Table 7-1: Santa Isabel Project Overview

Location	Santa Isabel, Puerto Rico

Offtaker	Puerto Rico Electric Power Authority

Energy Purchase Arrangements	Power Purchase and Operating Agreement

Operator	Pattern Operators Puerto Rico LLC and Pattern Operators LP

Capacity [MW]	101.2 (1)

Turbine Type	Siemens SWT-2.3-108

No. of Turbines	44

Turbine Warranty Expiration	December 2014

Turbine O&M Agreement	Service and Maintenance Agreement (SMA) with Siemens Energy, Inc., expiring December 2017

COD	December 2012

1.	The Project has a nameplate capacity of 101.2 MW, but is limited to a lower Maximum Injection Capacity by the terms of the Power Purchase and Operations Agreement (PPOA) (see Section 7.2.2 herein).

GL GH conducted a pre-construction technical due diligence review as well as construction monitoring activities for the Project and reported its results in the Santa Isabel IE Report [36] and Santa Isabel Construction Supplement [37]. The results of such previous work have been utilized to inform the current Report.

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7.2	Project Summary – Santa Isabel

7.2.1	Appreciation of Site

The Project site is located on the southern coast of Puerto Rico in the vicinity of the town of Santa Isabel and in close proximity to the shore. The Project site consists primarily of flat, agricultural land and is divided into two areas by a small river. The general Project location and turbine layout is shown in Figure 7-1 and Figure 7-2 below.

Figure 7-1: Santa Isabel General Project Location

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Figure 7-2: Santa Isabel Project Site Layout

There is potential for future wind development in the Project vicinity which may eventually affect the Project. GL GH has not evaluated such potential development in detail, but is aware of a proposed eight-turbine project to the south-southeast of the Project site which would present a wake risk.

7.2.2	Interconnection and Power Purchase Agreement

The Project has a Power Purchase and Operating Agreement (PPOA) and attached Green Credits Purchase and Sale Agreement [39] with the Puerto Rico Electric Power Authority (PREPA) which provides both interconnection of the Project to the transmission system and the sale of the Project energy output and Green Credits. The technical requirements of the PPOA are strict, but GL GH considers that the results of the draft System Impact Study indicate the Project turbines and electrical balance of plant will be compliant with such requirements. Minimum technical requirements testing is on-going at the Project.

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The PPOA specifies a baseline Maximum Injection Capacity of 75 MW which is increased to 95 MW from the hours of 11am-5pm in the months of February through August. The energy purchase aspects of the PPOA are generally within industry standards; however, GL GH notes that some technical risks are inherent in the PPA contractual conditions which cannot be described in this Report due to non-disclosure provisions.

7.2.3	Construction Contracts

Procurement, delivery, and commissioning of 44 Siemens SWT-2.3-108 turbines, ancillary equipment, and spare parts for the Project was covered under a Master Turbine Supply Agreement (MTSA) with Siemens Energy, Inc. (“Siemens”) and associated Turbine Purchase Order (TPO) [40]. The MTSA provides warranty coverage for defects, serial defects, and turbine availability, which expire in December 2014. GL GH considers the conditions and term of the warranties typical for the industry.

The Project was constructed by MasTec Renewables Puerto Rico LLC (“MasTec”), with engineering services provided by GeoConsult Geotechnical Engineers PSC (“GeoConsult”). The BoP Agreement provides warranty coverage (including an extension on warranty services performed) which expires in December 2014. GL GH notes the main transformer warranty expired in February 2013, but based on high-level inspection of the transformer in storage and after delivery to the Project site, does not consider that the shortened warranty period represents undue risk to the Project.

Siemens is recognized as a leading supplier in the wind industry, and GL GH additionally considers Geoconsult and MasTec (affiliate of Wanzek Construction) to be competent contractors for Project engineering and construction.

7.2.4	Operation and Maintenance Contracts

Turbine O&M is provided under a Service and Maintenance Agreement (SMA) [42] with Siemens. The SMA includes scheduled turbine maintenance, remote monitoring, operational reporting, and on-site spare parts for an initial term which expires in December 2017. An initial allotment of minor spare parts was included in the purchase price of the turbines.

Asset management, administrative and financial reporting, and budget oversight for the Project are provided under a Project Administration Agreement (PAA) between Pattern Operators LP and the Project [43]. An Amended and Restated Management, Operations, and Maintenance Agreement (MOMA) with Pattern Operators LP and Pattern Operators Puerto Rico LLC [44] similarly covers the management, operation, and maintenance of the Project. GL GH considers the scope and terms of the agreements and associated fees acceptable and in line with industry expectations.

7.2.5	Wind Turbine Design and Suitability

The Project employs 44 Siemens SWT-2.3-108 turbines with an 80 m hub height. The turbines are outfitted with additional corrosion protection options applicable for both offshore and near-shore turbine installations. Siemens turbines are technologically conservative, as is clearly seen in their simple, robust designs with ample attention to maintainability. GL GH views Siemens as one of the major wind turbine manufacturers and a technical leader in the industry.

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The SWT-2.3-108 is the newest variant in the Siemens 2.3 MW geared platform, which has a history that dates back to 2002. The SWT-2.3-93 is the most widely deployed version in the series and has a good record for reliability. The SWT-2.3-108 is very similar to the SWT-2.3-93, and is identical to the SWT-2.3-101 with the exception of the blades, which are aero-elastically tailored to provide passive load reduction, allowing the blade to be both longer and lighter than the blade used on the SWT-2.3-101. The SWT-2.3-108 is designed to be an IEC Class IIB turbine (the same as the SWT-2.3-101). With its larger rotor, the SWT-2.3-108 will capture more energy per turbine than the SWT-2.3-101 for a given wind speed distribution, while being suitable for the same IEC wind class. Siemens received a Type Certificate for the standard temperature version of the SWT-2.3-108 50/60 Hz with which the Project turbines were verified to be in general compliance.

The SWT-2.3-108 is a relatively new turbine and GL GH therefore considers it to be a “qualified” turbine [70] which is expected to progress to “proven” status as the turbine gains experience in North America. The fact that the power curve has yet to be demonstrated is considered a small to moderate risk. Siemens’ track record and the demonstrated reliability of 2.3 MW series turbines provide comfort that the SWT-2.3-108 will prove to be a reliable turbine. GL GH expects that, following a one year ramp up, the turbine will achieve a projected average long-term turbine availability of 96.5% at the Project, provided proper maintenance is performed.

GL GH has reviewed a Climatic Conditions Review performed by Siemens, as well as other documentation provided by the Sponsor, in evaluating the suitability of the Siemens SWT-2.3-108 turbine for the Santa Isabel Project. GL GH accepts the suitability of the SWT-2.3-108 turbine for the Project site under operating conditions only (non-extreme winds).

The location of the Project site near the shore and on the island of Puerto Rico exposes it to several significant potential risks, including hurricane winds and moderate seismic activity, as well as significant potential for corrosion. These occurrences could result in damage to the turbines and other equipment. GL GH is of the opinion that proper design and implementation of technical measures could mitigate the impact of some of these potential risks.

The Sponsor has partially mitigated these hazards through engineering analysis and others by implementing technical measures, such as backup power supplies to support ongoing turbine yaw during high wind events and additional corrosion protection. GL GH notes that Siemens and the Sponsor commissioned an third-party engineering analysis, which concluded that the tower design is acceptable for use at the Project site with respect to local building code requirements for extreme winds. The Project also accounted for extreme wind loading cases in designing the foundations: the foundation loads were provided by Siemens on the basis of the third-party engineering analysis, which used Puerto Rico Building Code procedures. Such loads were appropriately considered in the foundation design. It is possible, however, that hurricane winds exceeding those for which the turbine and tower were analyzed could occur at the site, or that the yaw systems do not function appropriately under extreme conditions, resulting in damage to the blades, hubs, nacelles, or towers.

The Sponsor has further indicated that some of these risks will be covered by insurance. GL GH cannot comment on the adequacy of such insurance.

7.2.6	BoP Design

Appropriate geotechnical investigations have been conducted at the Project site, and GL GH generally concurs with the Geotechnical Engineer’s interpretation of subsurface conditions, geotechnical hazards, and proposed foundation options. Notable geotechnical hazards at the site include seismic shaking and effects related to liquefaction. The geotechnical engineer recommended implementation of ground improvements at 18 turbine locations to address these risks; GL GH reviewed ground improvement mitigation design drawings, calculations, and specifications and considers them generally acceptable.

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The foundation design for the Siemens SWT-2.3-108 is a shallow depth concrete gravity foundation (spread footing) concept of regular octagon shape. The turbines towers are anchored to the foundation at the base flange using a conventional arrangement (two concentric rings) of anchor bolts anchored to an annular steel ring embedded in the foundation base. The foundation design is found to have adequate resistance to overturning (overall stability), sliding, and foundation uplift. Checks for bearing capacity and foundation stiffness were also found to be satisfactory. GL GH considers the foundation design for the SWT-2.3-108 turbine acceptable.

The electrical balance of plant design includes four (4) 34.5 kV collection feeders, a 34.5/115 kV substation with a single 90 MVA main transformer, and an approximately 4.5 mile 115 kV transmission line connection to PREPA’s new 115 kV switchyard. The switchyard was built by the Project and transferred to PREPA. The collection system additionally includes a short, overhead transmission line which crosses a river on the Project site, as well as emergency power diesel generators, intended to ensure backfeed power remains available to the turbine yaw systems and other components during a grid outage. GL GH has reviewed the available electrical design documentation and generally takes no exceptions.

GL GH considers the electrical and turbine foundation designs acceptable.

7.2.7	Project Construction and Completion

Project construction began in fall 2011 and was completed in late 2012. GL GH considers that turbines, turbine foundations, and electrical works were constructed appropriately and in compliance with appropriate specifications and requirements. Commissioning of all turbines was completed at the beginning of December 2012 and the Project subsequently achieved the Commercial Operation Date under the PPOA in December 2012.

7.3	Project Operations – Santa Isabel

The Project is operated by Pattern Operators Puerto Rico LLC and Pattern Operators LP per the same operating procedures and strategy discussed in Section 2 herein and pursuant to the PAA and MOMA agreements described above. The turbines will be covered for the initial years of operation by warranties summarized above. Scheduled turbine O&M for the initial years of operation is provided under the SMA with Siemens.

The Project is staffed by a Facility Manager and an Assistant Facility Manager, as well as a permanent staff of Siemens turbine technicians. GL GH understands that the Project subcontracts the majority of required BoP maintenance.

7.3.1	Project Performance

Given the brief operational period, GL GH has not undertaken a detailed review of historical Project availability or costs; however, the Sponsor has reported that the Project completed its first quarter of operation with turbine availability of 97.8%, BoP availability of 100.0%, and overall Project availability of 97.7%. Turbine availability was greatly impacted in May-June 2013 by the blade issues described in Section 7.3.2 herein: turbine and Project availability decreased to around 49% in Q2 2013 due to the shutdown of all Project turbines starting in May 2013. GL GH considers that such availability levels are not indicative of expected long-term operations.

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7.3.2	Project Maintenance History

Given the brief operational period, GL GH has not undertaken a detailed review of Project maintenance history; however, GL GH is aware of an issue impacting the Project blades, described below.

In April/May 2013, two B53 blades for the Siemens 2.3-108 turbine had catastrophic blade failures; one at the Ocotillo project and one at a non-Pattern site. As a result, Siemens conducted inspections on all B53 blades. Subsequent to the blade failure at Ocotillo in May 2013, all turbines at the Santa Isabel project were shut down until inspections were completed and the root cause of the Ocotillo failure was addressed. GL GH held discussions with Siemens’ senior engineering management in May 2013. Siemens determined there were several contributors to the root cause of these failures, including manufacturing, quality acceptance, and handling issues. Siemens determined the majority of the issues appeared to be confined to a quantified batch of blades made at their U.S. facility in Fort Madison, Iowa. The Project provided a preliminary RCA from Siemens along with an independent review and corroboration of the RCA by a third-party expert. GL GH has reviewed this information and takes no exception to the conclusions regarding the root cause of the blade failure stated by Siemens and the third-party expert.

Siemens subsequently developed and implemented a retrofit to address concerns with potential delamination of the upwind side of the blades’ shear web. All blades at Santa Isabel received this “root upgrade kit” (RUK) in July 2013. In the course of implementing the RUKs, trailing edge delamination was discovered on 26 turbines. Of these, 13 turbines are able to run unrestricted, eight turbines are able to run partially curtailed, and five turbines are stopped pending completion of repairs. Siemens plans to complete repairs on partially curtailed or stopped turbines by August 2013 and others by October 2013.

Siemens has obtained a letter from DNV dated 17 June 2013 which confirms that the RUK will restore the blade to its strength as assumed for the type certification. DNV’s letter confirms that in addition to the design loads, it reviewed testing and installation instructions for the repairs, which is appropriate. Based on the DNV letter, and assuming proper implementation of the RUK and proper maintenance of the blades (including the RUK), GL GH considers that the RUK should restore the blades to the intended 20 year design life.

Other than the B53 blades issues, the Project reports no significant maintenance issues with the turbines, substation, switchyard, or transmission line.

7.4	Operating Plans – Santa Isabel

GL GH reviewed the technical inputs to the Project operating plans provided by the Sponsor [38], which extend for 25 years following COD. Although GL GH based its review on the 20-year Project design life, in general GL GH is of the opinion that it is possible to extend the service life of a wind project. See Appendix A for further discussion regarding wind farm service life extension.

The GL GH review included consideration of various technical O&M cost categories including budgeted turbine operation and maintenance (“O&M”) costs, balance of plant O&M costs, Project management and administration fees, administrative and outside services, environmental costs and utility expenses.

GL GH considers that the operating plans contain reasonable allocations for turbine O&M expense in the period from 2013 to 2018. GL GH uses a proprietary database to forecast unscheduled turbine maintenance over time, with a resulting sculpted profile that reflects increased failure rate of major components in the later years of the Project’s design life. In contrast, because of the uncertainties around the timing of major component replacements, the Sponsor uses a levelized approach to budget for turbine O&M costs. As a result, during the earlier years of operation, the Sponsor’s turbine maintenance budget exceeds GL GH’s expectations. During the latter half of the Project life, GL GH expects higher turbine maintenance costs than are reflected in the Sponsor’s budget.

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The budgeted costs for Project management fees are in line with the annual fee under the MOMA and PAA with Pattern Operators. GL GH is of the opinion that the operating plans provide sufficient O&M expenditures for BoP maintenance, management and operation, administrative and outside services, and utilities for the design life of the Project.

The overall, levelized technical O&M budget given in the Sponsor’s operating plans is approximately 13% below GL GH estimates for the remainder of the 20-year design life, driven by differing turbine unscheduled maintenance assumptions. Across all operating cost categories (including the technical expenses described above, as well as non-technical expenses such as property tax, insurance, and land payments outside the scope of GL GH review), the overall Project operating expense in the operating plans is approximately 7% below GL GH estimates, with annualized total cost escalation in the Sponsor operating plans of approximately 3.6% as compared to approximately 4.2% in GL GH’s estimates for the period from 2014 to 2032. Given the disparity observed between the Sponsor’s turbine O&M budget and GL GH’s expectations, GL GH recommends an increase in the base case technical O&M allocation (which comprises approximately 49% of overall operating costs) of 13% starting in 2019. In addition, due to uncertainty in long-term operating costs for megawatt class wind turbines, GL GH typically recommends that investors consider a stress case which increases overall, annual operating expenses by 10% during the Project design life.

Overall, GL GH considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates.

7.5	Conclusion – Santa Isabel

The Santa Isabel Project employs 44 Siemens SWT-2.3-108 turbines on the southern coast of Puerto Rico and has been operating since December 2012. The Project is operated by Pattern Operators Puerto Rico LLC and Pattern Operators LP, using Siemens as the turbine O&M subcontractor in the initial years. The Project sells energy output under a Power Purchase and Operating Agreement (PPOA) with the Puerto Rico Electric Power Authority.

GL GH considers the SWT-2.37-108 turbine model to be new, but based significantly on the proven technology of the SWT-2.3-93 turbine model. GL GH has reviewed documentation provided by Siemens as well as the Sponsor, and agrees that the SWT-2.3-108 turbine is suitable for the Project under operating conditions only (non-extreme winds). The location of the Project site exposes it to several significant potential risks including hurricane winds, moderate seismic activity, and corrosion; the Sponsor has partially mitigated these hazards through engineering analysis, implementation of technical measures, and insurance. GL GH has reviewed the Project civil and electrical designs and found them acceptable.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. Given the brief operational period, GL GH has not undertaken a detailed review of historical Project availability, maintenance history, or costs. Project availability has been greatly impacted by blade retrofit and repair activities; however, GL GH considers these are being appropriately addressed and that the corresponding low availability levels are not indicative of expected long-term operations.

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8	OCOTILLO EXPRESS WIND PROJECT

8.1	Introduction – Ocotillo

The Ocotillo Express Project (referred to within this Section as the “Project”), is located in Imperial County, California. The 265.4 MW Project is operational, with 94 turbines operating since December 2012 and the remaining turbines operating since July 2013. An overview of the Project is provided in Table 8-1.

Table 8-1: Ocotillo Project Overview

Location	Imperial County, California

Offtaker	San Diego Gas & Electric Company

Energy Purchase Arrangements	PPA price

Operator	Pattern Operators LP

Capacity [MW]	265.4

Turbine Type	Siemens SWT-2.37-108

No. of Turbines	112

Turbine Warranty Expiration	Warranty following Project Commissioning Completion, expiring December 2014 for first 94 turbines; July 2015 for remaining turbines

Turbine O&M Agreement	Service and Maintenance Agreement (SMA) with Siemens Energy, Inc.

COD	94 turbines in December 2012; remaining 18 turbines in July 2013

GL GH conducted a pre-construction technical due diligence review and is engaged in construction monitoring activities for the Project and has reported its results in the Ocotillo IE Report [44]. The results of such previous work have been utilized to inform the current Report.

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8.2	Project Summary – Ocotillo

8.2.1	Appreciation of Site

The Project is located almost entirely on barren federal BLM land surrounded by mountainous terrain in the Imperial Valley of California in the vicinity of the town of Ocotillo, CA. Prevailing winds are from the west-southwest and the wind conditions fit within the IEC Class IIB design envelope. There are no existing wind farms present upwind of the Project.

Figure 8-1: General Location and Layout of the Ocotillo Wind Project

8.2.2	Interconnection and Power Purchase Agreement

The grid interconnection for the Project is provided under the Large Generation Interconnection Agreement (LGIA) with San Diego Gas & Electric Company (SDG&E) and California Independent System Operation (CAISO). SDG&E

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was responsible to design and construct the interconnection facilities and network upgrades, including the new 500 kV interconnection switchyard, which have been completed. GL GH considers that the LGIA is in general conformance with industry standard LGIAs, and the Project is anticipated to comply with the interconnection requirements.

The Project sells energy output under a Power Purchase Agreement (PPA) with SDG&E. GL GH reviewed a curtailment study for the Project performed by a third-party consultant and GL GH concurs with the study methodology and conclusion, which indicates no significant curtailment risk due to transmission constraints at the Project. GL GH considers that the technical terms of the PPA are within industry standards but notes that some technical risks are inherent in the PPA contractual conditions which cannot be described in this Report due to non-disclosure provisions.

8.2.3	Construction Contracts

Procurement, delivery, and commissioning of the 112 Siemens SWT-2.37-108 turbines, ancillary equipment, and spare parts for the Project was covered under a Master Turbine Supply Agreement (MTSA) [31] and a Turbine Purchase Order (TPO) [51] with Siemens Energy, Inc. (“Siemens”). The MTSA provides warranty coverage for defects, serial defects, and turbine availability, which expire in December 2014 for the first 94 turbines commissioned and July 2015 for the remaining turbines. GL GH considers the conditions and term of the warranties typical for the industry.

Design, procurement, and construction of the Project BoP was performed by Blattner Energy, Inc. (“Blattner”) under a BoP Agreement [54]. The BoP Agreement provides warranty coverage which expires in December 2014 for work conducted in 2012 and May 2015 for work conducted in 2013.

Both Siemens and Blattner are recognized as leading suppliers in the wind industry.

8.2.4	Operation and Maintenance Contracts

Turbine O&M is provided under a Service and Maintenance Agreement (SMA) with Siemens Energy Inc. [42] that provides for scheduled turbine maintenance, remote monitoring, operational reporting, and on-site spare parts for the initial years of Project operation, with a term similar to the other Siemens SMAs in the Project Portfolio and in line with industry standards.

Asset management, administrative and financial reporting, and budget oversight for the Project are provided under a Project Administration Agreement (PAA) between Pattern Operators LP and the Project [52]. A Management, Operations, and Maintenance Agreement (MOMA) with Pattern Operators LP [53] similarly covers the management, operation, and maintenance of the Project. GL GH considers the scope of the agreements acceptable and in line with industry expectations; the associated fees are at the high end of the range typically observed by GL GH in the industry, but are reflected in the Project operating plans.

8.2.5	Wind Turbine Design and Suitability

The Project will employ 112 Siemens SWT-2.37-108 turbines with an 80 m hub height, outfitted with the Hot Weather package. Siemens turbines are technologically conservative, as is clearly seen in their simple, robust designs with ample attention to maintainability. GL GH views Siemens as one of the major wind turbine manufacturers and a technical leader of the industry.

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The SWT-2.3-108 is the newest variant in the Siemens 2.3 MW geared platform, which has a history that dates back to 2002. The SWT-2.3-93 is the most widely deployed version in the series and has a good record for reliability. The SWT-2.3-108 is very similar to the SWT-2.3-93, and is identical to the SWT-2.3-101 with the exception of the blades, which are aero-elastically tailored to provide passive load reduction, allowing the blade to be both longer and lighter than the blade used on the SWT-2.3-101. The SWT-2.3-108 is designed to be an IEC Class IIB turbine (the same as the SWT-2.3-101). With its larger rotor, the SWT-2.3-108 will capture more energy per turbine than the SWT-2.3-101 for a given wind speed distribution, while being suitable for the same IEC wind class.

The SWT-2.3-108 is a relatively new turbine and GL GH therefore considers it to be a “qualified” turbine [70]. GL GH expects the SWT-2.3-108 to progress from “qualified” to “proven” status as the turbine gains experience in North America. The fact that the SWT-2.3-108 and SWT-2.37-108 power curves have yet to be demonstrated is considered a small to moderate risk. Siemens’ track record and the demonstrated reliability of 2.3 MW series turbines provide comfort that the SWT-2.3-108 will prove to be a reliable turbine. GL GH expects that the turbines at the Project site will achieve a projected average long-term turbine availability of 96.5% following a one year ramp up, provided proper maintenance is performed.

The Siemens SWT-2.3-108 carries a Type Certification from DNV that confirms that the turbine can be expected to meet its 20 year design life when operated within IEC 61400-1, Ed. 3 (2005) Class IIB conditions; however, operation of the SWT-2.3-108 at 2.37 MW as planned for this Project is considered to be outside the certified design limits for the turbine. Siemens has indicated there are no plans to modify the certification to accommodate this higher output. Siemens reports experience in up-rating 21 SWT 2.3-101 turbines to 2.38 MW with no adverse impact, although the long-term effects are not yet known. Siemens has stated that the turbine up-rate at Ocotillo was predicated on successful completion of a project-specific technical review and that Siemens is confident the WTGs can run at this rating. Without 3rd party certification, GL GH considers this exceedance to be a small risk to the design life of the turbine.

GL GH has reviewed the Climatic Conditions Review (CCR) and the Wake Sector Management Requirements (WSMR) documents provided by Siemens for the Project’s site. These documents indicate that the Siemens SWT-2.3-108 (with an 80 m hub height, Hot Weather Version, and a rated power of 2.37 MW) turbines are suitable for use at the Project site, provided that wind sector management is implemented and adhered to. After reviewing the CCR, WSMR, and other documents available, GL GH accepts Siemens’ conclusion of suitability.

8.2.6	BoP Design

The project is within a region of high seismic activity, and several recently designated active faults trend through the Project site. The Project geotechnical engineer provided recommendations for mitigation of seismically-induced effects and investigation of active faults throughout the Project site, which in GL GH view adequately address seismic risk for the turbine foundations and were appropriately implemented during construction. All turbines at the Project will be supported on shallow depth concrete gravity foundations (spread footings), with an octagonal shape supported on native soils. GL GH has reviewed the geotechnical and structural aspects of the design for the turbine foundations and finds them to be acceptable.

The Project electrical BoP includes a 34.5 kV collection system with 14 underground feeders, and a 34.5-500 kV collection substation with two main power transformers. The collection substation is adjacent to SDG&E’s new 500 kV switchyard. GL GH has reviewed the electrical design documentation and takes no exceptions, but considers that

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there is moderate risk that the harmonics filtering or associated measures may be needed to mitigate harmonics issues, with an estimated cost of $0.5-1.5M; risk of lost production is considered to be low. Harmonics measurements have commenced at the site and GL GH will review the results when available; the Sponsor reports that the transmission owner has noted no harmonics issues to date.

8.2.7	Project Construction and Completion – Ocotillo

Project construction began in summer 2012 and was completed in summer 2013. GL GH considers that turbines, turbine foundations, and electrical works were constructed appropriately and in compliance with appropriate specifications and requirements. GL GH conducted construction monitoring activities and verified Commercial Operation for 94 turbines in December 2012 and the remaining turbines in July 2013.

8.3	Project Operations – Ocotillo

The Project is operated by Pattern Operators LP per the same operating procedures and strategy discussed in Section 2 herein and pursuant to the PAA and MOMA agreements described above. Scheduled turbine O&M for the initial years of operation is provided under the SMA with Siemens, with an optional extension available at the Project’s discretion.

The Project is staffed by a Facility Manager and an Assistant Facility Manager, as well as a permanent staff of Siemens turbine technicians. GL GH understands that the Project subcontracts the majority of required BoP maintenance.

8.3.1	Project Performance

Given the brief operational period, GL GH has not undertaken a detailed review of historical Project availability or costs; however, the Sponsor has reported that the Project completed its first quarter of operation with turbine availability of 93.3%, BoP availability of 97.7%, and overall Project availability of 89.3%. The Project took a planned grid outage in February 2013 to allow SDG&E to complete construction and commissioning work in its substation. Turbine availability was greatly impacted in May-June 2013 by the blade issues described in Section 8.3.2 herein: turbine and project availability decreased to around 45% in Q2 2013 due to the corresponding turbine shutdown and blade retrofits starting in May 2013. GL GH considers that such availability levels are not indicative of expected long-term operations.

8.3.2	Project Maintenance History

Given the brief operational period, GL GH has not undertaken a detailed review of the Project’s maintenance history. With the exception of the turbine blade issue summarized below, sources of turbine downtime have reportedly been minor issues and troubleshooting (which are not uncommon during the initial months of new project operation), particularly yaw errors which are under engineering investigation. In addition, a single gearbox failed as a result of a deep crack in the sun pinion gear and was replaced under warranty. GL GH has reviewed photographs confirming this rare failure mode and considers it likely to be an isolated, one-off failure which is not uncommon in the early months of project operations.

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In April/May 2013, two B53 blades for the Siemens 2.3-108 turbine had catastrophic blade failures; one at the Ocotillo Project and one at a non-Pattern site. As a result, Siemens conducted inspections on all B53 blades. Subsequent to the blade failure at Ocotillo (WTG T-156) in May 2013, all Project turbines were shut down until inspections were completed and the root cause was addressed. GL GH held discussions with Siemens’ senior engineering management in May 2013. Siemens determined there were several contributors to the root cause of these failures, including manufacturing, quality acceptance, and handling issues. Siemens determined the majority of the issues appeared to be confined to a quantified batch of blades made at their U.S. facility in Fort Madison, Iowa. The Project provided a preliminary RCA from Siemens along with an independent review and corroboration of the RCA by a third-party expert. GL GH has reviewed this information and takes no exception to the conclusions regarding the root cause of the blade failure stated by Siemens and the third-party expert.

Siemens subsequently developed and implemented a retrofit to address concerns with potential delamination of the upwind side of the blades’ shear web. All blades at Ocotillo are receiving this “root upgrade kit” (RUK) over July-August 2013. Additionally, all three blades on the turbine that experienced the blade failure, along with seven blades on other turbines, are planned to be replaced by Siemens under warranty in August 2013. Finally, other minor blade issues not preventing operation of the turbines (i.e.: trailing edge delamination repair and web crack repairs) are scheduled to be addressed by Siemens over August-October 2013.

Siemens has obtained a letter from DNV dated 17 June 2013 which confirms that the RUK will restore the blade to its strength as assumed for the type certification. DNV’s letter confirms that in addition to the design loads, it reviewed testing and installation instructions for the repairs, which is appropriate. Based on the DNV letter, and assuming proper implementation of the RUK and proper maintenance of the blades (including the RUK), GL GH considers that the RUK should restore the blades to the intended 20 year design life.

8.4	Operating Plans – Ocotillo

GL GH reviewed the technical inputs to the Project operating plans provided by the Sponsor [48], which extend for 25 years following COD. Although GL GH based its review on the 20-year Project design life, in general GL GH is of the opinion that it is possible to extend the service life of a wind project. See Appendix A for further discussion regarding wind farm service life extension.

The GL GH review included consideration of various technical O&M cost categories including budgeted turbine operation and maintenance (“O&M”) costs, balance of plant O&M costs, Project management and administration fees, administrative and outside services, environmental costs and utility expenses.

GL GH considers that the operating plans contain reasonable allocations for turbine O&M expense in the period from 2013 to 2023. GL GH uses a proprietary database to forecast unscheduled turbine maintenance over time, with a resulting sculpted profile that reflects increased failure rate of major components in the later years of the Project’s design life. In contrast, because of the uncertainties around the timing of major component replacements, the Sponsor uses a levelized approach to budget for turbine O&M costs. As a result, during the earlier years of operation, the Sponsor’s turbine maintenance budget exceeds GL GH’s expectations. During the latter half of the Project life, GL GH expects higher turbine maintenance costs than are reflected in the Sponsor’s budget.

The budgeted costs for Project management fees are in line with the annual fee under the MOMA and PAA with Pattern Operators. GL GH is of the opinion that the operating plans provide sufficient O&M expenditures for BoP maintenance, management and operation, administrative and outside services, and utilities for the design life of the Project. Of note, the operating plans include a robust itemized budget toward environmental expenses, including 10 years of support from an on-site biologist and three years of post-construction monitoring and nest surveys, among other measures.

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The overall, levelized technical O&M budget given in the Sponsor’s operating plans is approximately 5% below GL GH estimates for the remainder of the 20-year design life, driven by differing turbine unscheduled maintenance assumptions. Across all operating cost categories (including the technical expenses described above, as well as non-technical expenses such as property tax, insurance, and land payments outside the scope of GL GH review), the overall Project operating expense in the operating plans is in line with GL GH estimates, with annualized total cost escalation in the Sponsor operating plans of approximately 0.9% as compared to approximately 1.5% in GL GH’s estimates for the period from 2014 to 2032. Given the disparity observed between the Sponsor’s turbine O&M budget and GL GH’s expectations, GL GH recommends an increase in the base case technical O&M allocation (which comprises approximately 63% of overall operating costs) of 5% starting in 2024. In addition, due to uncertainty in long-term operating costs for megawatt class wind turbines, GL GH typically recommends that investors consider a stress case which increases overall, annual operating expenses by 10% during the Project design life.

Overall, GL GH considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates.

8.5	Conclusion – Ocotillo

The Ocotillo Project employs 112 Siemens SWT-2.37-108 turbines in Imperial County, California. Of these, 94 turbines have been in operation since December 2012 and the remaining 18 turbines commenced operations in July 2013. The Project is operated by Pattern Operators LP, using Siemens as the turbine O&M subcontractor in the initial years. A Power Purchase Agreement (PPA) with San Diego Gas & Electric Company provides the Project a long-term source of revenue.

GL GH considers the SWT-2.37-108 turbine model to be new, but based significantly on the proven technology of the SWT-2.3-93 turbine model. Operation of the SWT-2.3-108 at 2.37 MW as planned for the Project is considered to be outside the certified design limits for the turbine which anticipate turbine power output of 2.3 MW. Siemens has stated that this up-rate to the turbine nameplate capacity was subject to Project-specific technical review and that it has experience up-rating 21 SWT 2.3-101 turbines at another project to 2.38 MW with no adverse impacts. GL GH considers this exceedance to entail a small risk to the design life of the turbine given this change has not been certified. GL GH has reviewed documentation provided by Siemens, and agrees that the SWT-2.3-108 turbine is suitable for the Project provided the required wind sector management is implemented. GL GH has reviewed the Project turbine foundation design and found it acceptable. GL GH has further reviewed the electrical design documentation and takes no exceptions. Harmonics measurements have commenced at the site and GL GH will review the results when available; the Sponsor reports that the transmission owner has noted no harmonics issues to date.

GL GH reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates. Given the brief operational period, GL GH has not undertaken a detailed review of historical Project availability, maintenance history, or costs. Project availability has been greatly impacted by a blade failure and subsequent blade retrofit and repair activities; however, GL GH considers these are being appropriately addressed and that the corresponding low availability levels are not indicative of expected long-term operations.

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9	SOUTH KENT WIND PROJECT

9.1	Introduction – South Kent

The South Kent Project (referred to within this Section as the “Project”) is located in southern Ontario near the municipality of Chatham-Kent. Construction of the 270.2 MW Project is in its early stages, with design, engineering, and civil works underway. An overview of the Project is provided in Table 9-1.

Table 9-1: South Kent Project Overview

Location	Municipality of Chatham-Kent, Ontario

Offtaker	Ontario Power Authority

Energy Purchase Arrangements	Power Purchase Agreement

Operator	Pattern Operators Canada ULC

Capacity [MW]	270.2 MW

Turbine Type	Siemens SWT-2.3-101

No. of Turbines	124

Turbine Warranty Expiration	Warranty following Project Commissioning Completion; term commensurate with other Siemens TSAs in the Project Portfolio

Turbine O&M Agreement	Service and Maintenance Agreement (SMA) with Siemens Canada, Ltd. following Project Commissioning Completion

COD	March 2014 (planned)

GL GH conducted a technical due diligence review of the Project, the results of which are presented in the South Kent IE Report [55]. GL GH is additionally engaged in regular construction monitoring activities at the Project. The results of such previous work have been utilized to inform the current Report.

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9.2	Project Summary – South Kent

9.2.1	Appreciation of Site

The site is located in southern Ontario in the municipality of Chatham-Kent, approximately 7 km southeast of Lake St. Clair and approximately 2 km northwest of Lake Erie, as shown in Figure 9-1.

Figure 9-1: General Location and Layout of the South Kent Wind Project

9.2.2	Interconnection and Power Purchase Agreement

The grid interconnection for the Project is provided under a Connection and Cost Recovery Agreement (CCRA) [56], with Hydro One Networks Inc. (HONI). A Transmission Connection Agreement (TCA) will be signed at least 15 business days prior to the date of energy station energization, which is typical practice for Ontario. The Point of Interconnection (POI) is at HONI’s existing 230 kV Chatham Switching Station. The Project will connect to the POI via the Project-owned, 230 kV, three-terminal transmission line of 5.4 km and 21 km in length from each of the two Project collection substations, and then 6.7 km in length to the POI.

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The Project will sell energy output under a Power Purchase Agreement (PPA) [58] with the Ontario Power Authority (OPA). The OPA has acknowledged that the Project’s compliance plan, if implemented appropriately, would allow the Project to comply with domestic content requirements. GL GH notes that the total energy price may vary by a small percentage based on an Economic Development Adder (EDA). GL GH considers the PPA to be nearly identical to wind power purchase agreements under the Ontario Feed-In Tariff (FIT) program, but notes that some technical risks are inherent in the PPA contractual conditions which cannot be described in this Report due to non-disclosure provisions.

9.2.3	Construction Contracts

The wind turbines and associated equipment for the Project will be supplied and commissioned under a Turbine Supply Agreement (TSA) with Siemens Canada Ltd. (“Siemens”) [59]. The TSA provides a warranty for defects, serial defects, availability, sound level, and power performance. GL GH considers the aspects of the TSA conditions and warranties reviewed are typical for the industry.

An Engineering, Procurement and Construction Subcontract (“BoP Agreement”) [61] with RES Canada Construction (Ontario) L.P. (RES) and SRE SKW EPC L.P. (an affiliate of Samsung Renewable Energy) provides the engineering, procurement and construction of the Project’s civil works and electrical collection system, as well as mechanical completion of turbines, on a fixed price, date certain basis. A construction agreement between SRE SKW EPC L.P. and the Project mirrors the BoP Agreement such that Samsung will be providing overall construction management [62].

A Project Owner Direct Agreement [63] between the Project, SRE SKW EPC L.P., RES, and Renewable Energy Systems Holding Ltd provides direct contractual rights between the Project and RES.

GL GH considers the scope of work for the BoP Agreement to be adequate and that RES is capable of constructing the Project to specification using industry standard procedures. Both Siemens and RES are recognized as leading suppliers in the wind industry.

9.2.4	Operation and Maintenance Contracts

The Project has executed a Service and Maintenance Agreement (SMA) with Siemens Energy [64]. This agreement provides for scheduled maintenance, warranty support work for two years, remote monitoring, operational reporting, and on-site repair parts. The SMA, in conjunction with the turbine warranty, provides for a complete service and maintenance program for the Project turbines, and GL GH considers the SMA to be industry standard.

Asset management, administrative and financial reporting, and budget oversight for the Project are provided under a Project Administration Agreement (PAA) between SRE Wind PA LP (an affiliate of Samsung Renewable Energy) and the Project [65]. A Management, Operation, and Maintenance Services Agreement (MOMA) with Pattern Operators Canada ULC [66] similarly covers the management, operation, and maintenance of the Project. GL GH considers the scope and terms of these agreements acceptable and in line with industry expectations, although the agreement fees are higher than the range typically observed by GL GH in the industry, but are reflected in the Project operating plans.

The Project has a Transmission Line Maintenance Services Contract [67] [68] with Entegrus Transmission Inc. (ETI) for scheduled and unscheduled maintenance of the Project’s transmission line assets. GL GH does not consider the agreement in to present any undue technical risk.

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9.2.5	Wind Turbine Design and Suitability

The Project will employ 124 Siemens SWT-2.3-101 turbines (de-rated to comply with sound level limits) with a 99.5 m hub height and a cold weather package. Siemens turbines are technologically conservative, as is clearly seen in their simple, robust designs with ample attention to maintainability. GL GH views Siemens as one of the major wind turbine manufacturers and a technical leader of the industry.

The SWT-2.3-101 is a relatively new wind turbine. It is a three-bladed, horizontal-axis, upwind, variable-speed, pitch-regulated turbine. With the same nacelle and similar blade weights, it is very similar to the widely deployed SWT-2.3-93, but with longer, redesigned blades that can capture more energy than the SWT-2.3-93 for a given wind speed distribution. The SWT-2.3-93 is an IEC Class IIA machine that can withstand higher turbulence levels than the SWT-2.3-101 which is a Class IIB machine designed for use at sites with lower winds and less turbulence.

The SWT-2.3-101 wind turbine has a short but impressive track record and is considered by GL GH to be a “proven” turbine [70]. The turbine was awarded a Type Certificate based on IEC Class IIB conditions by the certification body DNV. GL GH expects that the Project turbines will achieve an average long-term turbine availability of 97.0%, provided that proper maintenance is performed.

GL GH reviewed the Climatic Conditions Review (CCR) performed by Siemens which concluded that the SWT-2.3-101 turbines with a 99.5 m hub height, cold weather option, and installed according to the layout listed in the CCR are suitable for use at the Project site. GL GH has reviewed documentation provided by Siemens with regards to suitability of the 99.5 m hub height cold weather version of the turbine Siemens SWT-2.3-101 at the Project site and agrees that the turbine is suitable for the Project.

Siemens has indicated that the tower type that will be supplied to the Project is the 2.3T99.5-11 tower, which is not listed on the applicable type certificate. Siemens has provided a letter confirming that the 2.3T99.5-11 is suitable for use with the SWT-2.3-101, and that certification of this tower is underway per TSA requirements. Siemens has a significant track record of bringing new products to market and achieving the necessary certifications; GL GH therefore considers that the risk associated with the lack of certification for the 2.3T99.5-11 tower is low.

GL GH notes that the Project turbine power curves are de-rated from the 2.3 MW nameplate capacity due to noise considerations.

9.2.6	BoP Design

GL GH has reviewed the turbine foundation design and found it acceptable from both a geotechnical and structural standpoint. All turbines at the Project will be supported on shallow depth concrete gravity foundations (spread footings), with an octagonal shape supported on native soils or improved ground. Procurement of reinforcing steel, embedment rings and anchor bolts has begun. Final electrical designs for the Project have not yet been provided for review.

9.2.7	Project Construction and Completion

Project construction began in spring 2013, with a targeted Commercial Operation Date of March 2014. GL GH is conducting construction monitoring activities and visited the site most recently on 10 July 2013. At the time of the visit, construction of roads, foundations, the two substations, and the collection system was underway and turbine erections had just begun. Construction activities were 1-2 weeks behind schedule due to unseasonably wet weather encountered at the site; however, GL GH anticipates that such delay can be recovered during subsequent construction.

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GL GH reviewed a Project capital cost budget and considers that it generally represents the anticipated expenses for the Project and is in line with current industry expectations. The budget includes an appropriate BoP contingency amount for the Project. GL GH considers the construction schedule to be overall reasonable and achievable, but notes there is no schedule contingency for delays to the critical path of substation construction and energization and subsequent turbine commissioning.

9.3	Project Operations – South Kent

The Project will be operated by Pattern Operators Canada ULC per the same operating procedures and strategy discussed in Section 2 herein and pursuant to the MOMA agreement described above. The PAA services are to be performed by an affiliate of Samsung Renewable Energy Inc. The turbines will be covered for the first years of operation by warranties, with scheduled turbine O&M provided under the SMA with Siemens.

9.3.1	Operating Plans – South Kent

GL GH reviewed the technical inputs to the Project operating plans provided by the Sponsor [56], which extend for 25 years following COD. Although GL GH based its review on the 20-year Project design life, in general GL GH is of the opinion that it is possible to extend the service life of a wind project. See Appendix A for further discussion regarding wind farm service life extension.

The GL GH review included consideration of various technical O&M cost categories including budgeted turbine operation and maintenance (“O&M”) costs, balance of plant O&M costs, Project management and administration fees, administrative and outside services, environmental costs and utility expenses.

GL GH considers that the operating plans contain reasonable allocations for turbine O&M expense in the period from 2014 to 2024. GL GH uses a proprietary database to forecast unscheduled turbine maintenance over time, with a resulting sculpted profile that reflects increased failure rate of major components in the later years of the Project’s design life. In contrast, because of the uncertainties around the timing of major component replacements, the Sponsor uses a levelized approach to budget for turbine O&M costs. As a result, during the earlier years of operation, the Sponsor’s turbine maintenance budget exceeds GL GH’s expectations. During the latter half of the Project life, GL GH expects higher turbine maintenance costs than are reflected in the Sponsor’s budget.

The budgeted costs for Project management fees are in line with the annual fee under the MOMA and PAA with Pattern Operators. GL GH is of the opinion that the operating plans provide sufficient O&M expenditures for BoP maintenance, management and operation, administrative and outside services, and utilities for the design life of the Project.

The overall, levelized technical O&M budget given in the Sponsor’s operating plans is in line with GL GH estimates for the 20-year design life, although the expected timing of such costs differs based on turbine unscheduled maintenance assumptions. Across all operating cost categories (including the technical expenses described above, as well as non-technical expenses such as property tax, insurance, and land payments outside the scope of GL GH review), the overall Project operating expense in the operating plans is in line with GL GH estimates, with annualized total cost escalation in the Sponsor operating plans of approximately 3.3% as compared to approximately 3.9% in GL GH’s estimates for the period from 2014 to 2033. Given the disparity observed between the Sponsor’s turbine O&M budget

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and GL GH’s expectations, GL GH recommends an increase in the base case technical O&M allocation (which comprises approximately 63% of overall operating costs) of 5% starting in 2025. In addition, due to uncertainty in long-term operating costs for megawatt class wind turbines, GL GH typically recommends that investors consider a stress case which increases overall, annual operating expenses by 10% during the Project design life.

Overall, GL GH considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates.

9.4	Conclusion – South Kent

The South Kent Project will employ 124 Siemens SWT-2.3-101 turbines in the municipality of Chatham-Kent in Ontario, and is anticipated to achieve commercial operations in March 2014. The Project will be operated by Pattern Operators Canada ULC, using Siemens as the turbine O&M subcontractor in the initial years. A PPA with the Ontario Power Authority provides the Project a long-term source of revenue. The PPA includes a Minimum Required Domestic Content level of 50%, which is consistent with current FIT contracts in Ontario.

GL GH considers the SWT-2.3-101 turbine model to be relatively new, but based significantly on the proven technology of the SWT-2.3-93. The turbines are nominally rated 2.3 MW, but will be permanently de-rated for compliance with noise requirements. GL GH has reviewed Siemens documentation and agrees that the Siemens SWT-2.3-101 turbine with 99.5 m hub height and cold weather version is suitable for the Project. GL GH has reviewed the Project civil design and considers it acceptable; review of the electrical infrastructure design is ongoing as documentation is provided. Construction of the Project is underway, with completion expected in March 2014.

GL GH reviewed a Project capital cost budget and considers that it generally represents the anticipated expenses for the Project and is in line with current industry expectations. GL GH has also reviewed the Project operating plans and considers that generally appropriate amounts, commensurate with contractual arrangements, have been budgeted in the near term, although GL GH anticipates higher turbine O&M costs in later Project years than Sponsor estimates.

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10	REFERENCES

[1]	“Technical Due Diligence of the Texas Gulf Wind Project,” by GL Garrad Hassan. Final revision E, dated 15 February 2008.

[2]	“Technical Due Diligence of the Texas Gulf Wind Project Construction Supplement,” by GL Garrad Hassan. Final revision G, dated 4 June 2010.

[3]	Spreadsheet titled “Gulf Wind 283MW – 2013July31_EQ,” by Pattern.

[4]	Interconnection Agreement between AEP Texas Central Company and Texas Gulf Wind LLC. Dated August 28, 2007.

[5]	Warranty, Performance Test and Availability Guarantee Agreement by and between Mitsubishi Power Systems Americas, Inc. and Babcock and Brown Infrastructure Group US LLC. Dated March 30, 2007.

[6]	Wind Turbine Maintenance and Service Agreement by and between Mitsubishi Power Systems Americas, Inc. and Babcock and Brown Infrastructure Group US LLC. Dated March 30, 2007.

[7]	Project Administration Agreement by and between Pattern Gulf Wind LLC and Pattern Operators LP. Dated 18 May 2010.

[8]	Management, Operation and Maintenance Agreement between Pattern Gulf Wind LLC and Pattern Operators LP. Dated 1 November 2010.

[9]	“Technical Due Diligence Update of the Hatchet Ridge Wind Power Project,” by GL Garrad Hassan. Final revision K, dated 22 November 2010.

[10]	Spreadsheet titled “Hatchet Model_2013July31_EQ,” by Pattern.

[11]	Large Generator Interconnection Agreement with RES North America Leasing, LLC, Pacific Gas and Electric, and California Independent System Operator, including First Amendment. Dated 24 August 2009.

[12]	Power Purchase and Sale Agreement Between Pacific Gas & Electric Company and Hatchet Ridge Wind, LLC. Dated 20 November 2008.

[13]	Service and Maintenance Agreement between Hatchet Ridge Wind, LLC and Siemens Energy, Inc. Dated 8 October 2009.

[14]	Service and Maintenance Agreement between Hatchet Ridge Wind, LLC and Outland Energy Services, LLC. Dated 13 August 2012.

[15]	Project Administration Agreement by and between Hatchet Ridge Wind, LLC and Pattern Operators LP. Dated 8 April 2010.

[16]	Management, Operation and Maintenance Agreement between Hatchet Ridge Wind LLC and Pattern Operators LP. Dated 8 April 2010.

[17]	“Technical Due Diligence of the St. Joseph Wind Farm,” by GL Garrad Hassan. Final revision H, dated 17 May 2011.

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[18]	Spreadsheet titled “St Joseph Wind Farm Phase 1 138 MW_2013July31_EQ,” by Pattern.

[19]	Wind Turbine Generator and Tower Supply and Commissioning Agreement by and between St. Joseph Wind Farm Inc. and Siemens Energy, Inc. Dated 19 March 2010.

[20]	Interconnection and Operating Agreement for St. Joseph Wind Farm between St. Joseph Wind Farm Inc. and Manitoba Hydro. Draft, dated 24 February 2010.

[21]	Power Purchase Agreement for Wind Generated Energy between St. Joseph Wind Farm Inc. and the Manitoba Hydro-Electric Board. Draft, dated 10 March 2010.

[22]	Service and Maintenance Agreement between St. Joseph Wind Farm Inc. and Siemens Canada Limited. Dated 18 March 2010.

[23]	Project Administration Agreement by and between St. Joseph Windfarm Inc. and Pattern Operators Canada ULC. Dated 18 March 2010.

[24]	Management, Operation and Maintenance Agreement between St. Joseph Windfarm Inc. and Pattern Operators Canada ULC. Dated 18 March 2010.

[25]	“Technical Due Diligence of the Spring Valley Wind Project,” by GL Garrad Hassan. Final revision J, dated 24 August 2011.

[26]	“Technical Due Diligence of the Spring Valley Wind Project Construction Supplement”, 41440/AR/03, by GL Garrad Hassan. Final revision D, dated 15 November 2012.

[27]	Spreadsheet titled “Spring Valley SWT101 150 MW_2013July31_EQ,” by Pattern.

[28]	Service and Maintenance Agreement between Spring Valley Wind LLC and Siemens Energy, Inc. Dated 24 August 2011.

[29]	Service Agreement No. #10-00979, Amended and Restated Large Generator Interconnection Agreement (LGIA) between Sierra Pacific Power Company d/b/a NV Energy and Spring Valley Wind, LLC. Dated 22 July 2011.

[30]	Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement with First and Second Amendments between Nevada Power Company (d/b/a NV Energy) and Spring Valley Wind LLC. Dated 28 January 2010.

[31]	Amended and Restated Master Wind Turbine Generator and Tower Supply and Commissioning Agreement by and between Siemens Energy, Inc. and Pattern Renewables Development Company, LLC. Dated 23 March 2011.

[32]	Turbine Purchase Order by and between Spring Valley Wind LLC and Siemens Energy, Inc. Dated 24 August 2011.

[33]	Balance of Plant Agreement with First and Second Amendments between M.A. Mortenson Company and Spring Valley Wind LLC. Dated 24 June 2011.

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[34]	Project Administration Agreement by and between Spring Valley Wind LLC and Pattern Operators LP. Dated 24 August 2011.

[35]	Management, Operation and Maintenance Agreement between Spring Valley Wind LLC and Pattern Operators LP. Dated 24 February 2011.

[36]	“Technical Due Diligence of the Santa Isabel Wind Power Project,” by GL Garrad Hassan. Final, Revision N, dated 5 October 2011.

[37]	“Technical Due Diligence of the Santa Isabel Wind Power Project Construction Supplement,” by GL Garrad Hassan. Final revision G, dated 4 April 2013.

[38]	Spreadsheet titled “Santa Isabel SWT108 100 MW_2013July31_EQ,” by Pattern.

[39]	Santa Isabel Project Power Purchase and Operations Agreement between the Puerto Rico Electric Power Authority and Pattern Santa Isabel LLC. Dated 11 June 2011.

[40]	Amended and Restated Turbine Purchase Order by and between Siemens Energy, Inc. as Siemens and Pattern Santa Isabel, LLC. Dated 24 March 2011.

[41]	Balance of Plant Agreement between MasTec Renewables Puerto Rico, LLC and Pattern Santa Isabel LLC. Dated 6 October 2011.

[42]	Service and Maintenance Agreement by and between Siemens Energy, Inc and Pattern Santa Isabel, LLC. Dated 6 October 2011.

[43]	Project Administration Agreement by and between Pattern Santa Isabel LLC and Pattern Operators LP. Dated 6 October 2011.

[44]	Amended and Restated Management, Operation, and Maintenance Agreement between Pattern Santa Isabel LLC, Pattern Operators Puerto Rico LLC, and Pattern Operators LP. Dated 1 August 2012.

[45]	“Technical Due Diligence of the Ocotillo Wind Power Project,” by GL Garrad Hassan. Final, Revision G, dated 11 October 2012.

[46]	“Technical Due Diligence of the Ocotillo Wind Power Project Phase I Construction Supplement,” by GL Garrad Hassan. Draft, Revision B, dated 28 December 2012.

[47]	“Technical Due Diligence of the Ocotillo Wind Power Project Phase II (2013) Construction Supplement,” by GL Garrad Hassan. Draft, Revision C, dated 30 July 2013.

[48]	Spreadsheet titled “Ocotillo 265 MW 2013_2013July31_EQ,” by Pattern.

[49]	Large Generator Interconnection Agreement between Ocotillo Express, San Diego Gas & Electric Company and CAISO. Dated 13 June 2012.

[50]	Power Purchase Agreement including First, Second, and Third Amendments between San Diego Gas & Electric Company and Ocotillo Express LLC. Dated 1 February 2011.

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[51]	Amended and Restated Turbine Purchase Order Number 3, between Ocotillo Express LLC, as assignee of Pattern Renewables Development Company LLC, and Siemens Energy Inc. Dated 2 August 2012.

[52]	Project Administration Agreement by and between Ocotillo Express LLC and Pattern Operators LP. Dated 10 October 2012.

[53]	Management, Operation, and Maintenance Agreement between Ocotillo Express LLC and Pattern Operators LP. Dated 15 June 2012.

[54]	Balance of Plant Agreement between Blattner Energy, Inc. and Ocotillo Express LLC. Dated 4 October 2012.

[55]	“Technical Due Diligence of the South Kent Wind Power Project,” by GL Garrad Hassan Canada Inc. Final revision G, dated 7 March 2013.

[56]	Spreadsheet titled “South Kent Wind Farm 2013July31_EQ,” by Pattern Renewables, LP.

[57]	Generation Facility Connection and Cost Recovery Agreement between South Kent Wind LP and Hydro One Networks Inc, dated 22 May 2012.

[58]	South Kent Wind Project Power Purchase Agreement between Ontario Power Authority and South Kent Wind LP. Dated 2 August 2011.

[59]	Turbine Supply Agreement between Siemens Canada Ltd. and South Kent Wind LP. Draft, dated 5 March 2013.

[60]	Amended and Restated Turbine Supply and Commissioning Provisions Agreement between Samsung Renewable Energy Inc. and Pattern Ontario Wind Development Inc. and Siemens Canada Ltd., dated 15 September 2011.

[61]	Engineering, Procurement and Construction Subcontract between RES Canada Construction (Ontario) L.P. and SRE SKW EPC L.P. for the South Kent Wind Project. Draft, dated 7 March 2012.

[62]	Engineering, Procurement and Construction Contract between South Kent Wind LP and SRE SKW EPC L.P. for the South Kent Wind Project. Draft, dated 7 March 2013.

[63]	Project Owner Direct Agreement between South Kent Wind LP, SRE SKW EPC LP, RES Canada Construction (Ontario) LP, Renewable Energy Systems Holding Ltd and Union Bank N.A. Draft, dated 7 March 2013.

[64]	Service and Maintenance Agreement between South Kent Wind LP and Siemens Canada Ltd. Draft, dated 5 March 2013.

[65]	Project Administration Agreement between SRE Wind PA LP and South Kent Wind LP. Draft, dated 7 March 2013.

[66]	Management, Operation, and Maintenance Services Agreement between Pattern Operators Canada ULC and South Kent Wind LP. Dated 7 March 2013.

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[67]	Transmission Line Maintenance Services Contract between Entegrus Transmission Inc. and South Kent Wind LP. Draft, dated 4 October 2012.

[68]	Letter agreement between Entegrus Transmission Inc. and South Kent Wind LP. Dated 1 February 2013.

[69]	Germanischer Lloyd (GL) Guideline for the Continued Operation of Wind Turbines, edition 2009. Dated 1 January 2009.

[70]	GL Garrad Hassan America, Memo: “Garrad Hassan America Position on Turbine Reliability Risk Assessment: Proven and Qualified Turbine Designs and Turbine Availability”, 104776/AM/01, Issue A, 5 January 2011; URL: http://www.gl-garradhassan.com/assets/downloads/GL_Garrad_Hassan_memo_on_ availability_and_proven_qualified_turbines.pdf.

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APPENDIX A WIND FARM SERVICE LIFE EXTENSION

DESIGN LIFE CONSIDERATIONS

The Sponsor has requested that GL GH opine on a potential extension of the Project operating life beyond the 20 year typical design life, as established by the IEC turbine design standard. In general, GL GH is of the opinion that it is possible to extend the service life of a wind project if proper consideration is given to the following four (4) points:

1	A turbine maintenance plan should be developed to account for the extended operation;

2	A design loads analysis should be performed to ensure that fatigue loading does not compromise the survival of the turbine structural components;

3	The turbine foundation design should be reviewed to ensure that the fatigue loading for the extended life has been considered; and

4	The electrical balance of plant should be reviewed to ensure that its design incorporates the appropriate extended operation life design requirements.

TURBINE OPERATIONAL AND MECHANICAL CONCERNS

Planning for an extended life requires an expansion of a typical turbine operation and maintenance plan, including enhancements in the routine maintenance schedule and a possible increase in component replacement rates. A successful extended life operating plan requires more thorough and diligent inspection procedures, increased maintenance and a more robust budget in the later years of the project design life. Components that would typically be required to be repaired, replaced, or refurbished include gearboxes, generators, other drive train components, circuit breakers and other electrical components, electronic equipment including controllers, yaw and pitch drives, and hydraulic motors. Normal wear-and-tear items would also be replaced as a matter of due course during the routine maintenance cycle; this includes hoses, seals, and lubricants. Turbine performance and availability in the later years of a project will directly reflect the strength of the project’s maintenance program. In order to maintain high availability levels, GL GH expects the project’s operating budget to reflect such an increase in maintenance.

Note: Germanischer Lloyd (GL) has provided a guide to evaluating the extended life of turbines for this purpose (Guideline for the Continued Operation of Wind Turbines, edition 2009) [69]. In it GL discusses both an analytical method and a practical approach to evaluating turbine service life beyond 20 years. The reader is encouraged to become familiar with this guide before considering operation beyond the turbine design life.

STRUCTURAL CONCERNS FOR TURBINE AND TOWER

It is important to consider the integrity of the structural components of a turbine, given the increase in fatigue loading associated with the extended operational life. When GL GH reviews projects anticipating extended service lives, it becomes incumbent on the project and the turbine supplier to demonstrate the adequacy of the design and the suitability of the turbine to the site-specific conditions for extended operation. A site-specific loads assessment is particularly important for extended operation since most major structural components are not typically considered to be replacement items; these include the blades, pitch bearings, hub casting, main shaft assembly, bed plate, main and yaw bearings, tower, and foundation. GL GH believes that these components require an analytical demonstration of adequate fatigue life beyond the 20-year certified design life. This assessment may be conducted by the manufacturer or by an independent third party.

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STRUCTURAL CONCERNS FOR FOUNDATION

GL GH is of the opinion that an extended life must also be considered in the design of the turbine foundation. The primary foundation design issue associated with an increased life will likely be fatigue. The turbine manufacturers generally produce load documents that include fatigue spectra based on a 20-year life, but they should also be able to produce similar, complete load documents for an extended life, thus confirming the manufacturer’s consideration of all load cases in accordance with IEC 61400-1. Such loads would be required to be used in the consideration of a foundation design for an extended life.

ELECTRICAL BALANCE OF PLANT DESIGN

The electrical balance of plant (BOP) contract and basis of design identify the required service life for the collection system, collection substation, and transmission line (as applicable). This service life then is reflected in calculations and studies, and finally in plans, and material and construction specifications. Traditional utility (transmission and distribution system) service life is commonly in excess of 25 years, so electric power systems equipment with longer service life is typically available and applied in the wind power industry without cost premiums.

Electrical BOP inspection, cleaning, testing, and maintenance procedures are impacted by extended service life. Significant changes would not be expected for a moderate increase in service life, but preventive maintenance frequency would typically increase, and the probability of major equipment replacements would increase slightly. Overall, the electrical BOP O&M annual budget would therefore increase. The impact of extended service life on electrical BOP O&M requirements is also exacerbated by extreme environmental conditions such as heavy dust, high altitude, marine environments, and temperature extremes.

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